As filed with the Securities and Exchange Commission on ___________, 2015

Registration No. 333-194824

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEOSPATIAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1623	87-0554463
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

229 Howes Run Road,
Sarver, PA 16055
(724) 353-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Smith
Chief Executive Officer
Geospatial Corporation
229 Howes Run Road,
Sarver, PA 16055
(724) 353-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David J. Lowe
Sherrard, German & Kelly, P.C.
Two PNC Plaza, 28th Floor
620 Liberty Avenue
Pittsburgh, PA 15222
(412) 355-0200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $.001 per share	104,608,484	(1)	$0.21	(2)	$21,967,782	(2)	$2,552.66	(3)

(1)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to, or are issuable upon the conversion of securities that have been issued to, the selling stockholders named in this registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average bid and asked prices as reported on the OTC Pink Marketplace on March 4, 2015 which was $0.21 per share.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED _____________, 2015

PROSPECTUS

104,608,484 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 104,608,484 shares of the Company’s common stock. All of these shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. There are no minimum purchase requirements. The selling stockholders and any participating broker-dealers may be deemed “underwriters” of the shares of the Company’s common stock which they are offering within the meaning of the Securities Act of 1933 (as amended, the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. Brokers or dealers effecting transactions in shares of the Company’s common stock should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of the Company’s common stock hereunder. The Company will pay the expenses of this offering. We will use our best efforts to maintain the effectiveness of the resale registration statement of which this prospectus is a part from the effective date until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act.

Our common stock is traded in the OTC Pink Marketplace maintained by the OTC Markets Group under the symbol ”GSPH”.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

Our business and investment in these securities involves significant risks. See “Risk Factors” beginning on page 1, to read about factors you should consider before buying these securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2015

We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in these securities, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of these securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

Through and including _________, 2015 (the 40th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “the “Company,” “we,” “us,” and “our” refer to Geospatial Corporation and, where appropriate, our consolidated subsidiaries.

About Our Company

Geospatial Corporation (formerly known as Geospatial Holdings, Inc.) provides cloud-based geospatial solutions to accurately locate and digitally map in 3D, underground pipelines and other infrastructure.

We provide two types of services to our clients. We provide data acquisition services utilizing various technologies to accurately locate the exact position and depth of underground pipelines and conduits along with information on existing aboveground infrastructure. We also provide data management services in which we securely manage our clients’ critical infrastructure data through the licensing of our cloud-based GeoUnderground GIS (Geographic Information System) software.

We were incorporated in Nevada in 1995. We did not commence our current business, however, until 2008. The mailing address and telephone number of our principal executive offices are: 229 Howes Run Road, Sarver, Pennsylvania 16055; 724-353-3400. We maintain an internet site at www.geospatialcorporation.com which contains information concerning us. Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Our common stock is considered a “penny stock” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that securities broker-dealers cannot recommend the common stock, which may make trading the common stock difficult.

Risk Factors

Investing in our securities involves significant risks. You should carefully read the section entitled “Risk Factors” below for an explanation of these risks before investing in our securities.

About this Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 104,608,484 shares of the Company’s common stock. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. As of March 4, 2015, 137,806,264 shares of the Company’s common stock were issued and outstanding.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus. Our business and our securities involve a high degree of risk. The following summarizes material risks relating to our business and our common stock. If any of the following risks actually occur, they would likely harm our business, financial condition, and results of operations.

RISK FACTORS RELATED TO OUR BUSINESS

Our business is at an early stage of growth and we may not be able to develop the customer base necessary for success.

Our business is still at an early stage of growth. We are still in the early stages of hiring and training our sales force and work force, and identifying and building customer relationships for the services that we expect to offer. We will have to carry out our business plan and generate significant revenues to achieve and sustain profitability in the future. Achieving and maintaining profitability is dependent upon certain factors which are outside of our control, including changes in business conditions, competition, and changes in applicable regulations. We may not be able to achieve our development goals in an efficient manner, or at all, which could have a material adverse effect on our business, financial condition or results of operations in the future.

1

Our independent auditor has expressed doubts about our ability to continue as a going concern.

Our Company has incurred net losses since inception. Our operations and capital requirements have been funded by sales of our common stock and preferred stock and advances from our chief executive officer. At September 30, 2014, our current liabilities exceeded our current assets by $5,440,310, and our total liabilities exceeded our total assets by $5,205,241. Those factors create uncertainty about our ability to continue as a going concern.

We may have difficulty meeting our future capital requirements. If additional capital is not available, we may have to curtail or cease operations.

We will require significant capital resources in order to profitably grow our business. We estimate that we will be able to conduct our planned operations for approximately one month using currently-available capital resources. We currently use funds in our operations at a rate of approximately $200,000 per month. We anticipate that we will need at least $5 million to fund our planned operations for the next twelve months.

We may seek to obtain such capital resources through strategic collaborations, public or private equity or debt financings or other financing sources. The capital we need may not be available on favorable terms, or at all. Additional equity financings could result in significant dilution to our stockholders. If sufficient capital is not available to us, we may be required to reduce our workforce, reduce the scope of our marketing efforts, and/or customer service, sell all or part of our assets or terminate operations.

If we are unable to adequately protect our proprietary technology from appropriation or imitation by competitors, our business, financial condition and results of operations may be adversely affected.

Our business development will depend on unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights. We cannot assure you that any of our competitors will not independently develop equivalent or superior know-how, trade secrets or proprietary processes. If we are unable to maintain the proprietary nature of our technologies, our expected profit margins could be reduced as competitors imitating our technologies could compete aggressively against us in the pricing of certain services. As a result, our business, financial condition and results of operations may be materially adversely affected.

In addition, several of our business markets and customers are expected to be located outside of the United States. The laws protecting intellectual property in some countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property.

If we are not able to respond adequately to technological advances in the pipeline services industry, our business, reputation, results of operations and financial condition may be adversely affected.

We compete in an industry that has seen the development of increasingly advanced technology to deliver state-of-the-art pipeline management service solutions to a variety of end-users. Our success may depend on our ability to respond to technological changes in the industry. If we are unable to respond to technological change, timely develop and introduce new products, or enhance existing products in response to changing market conditions or customer requirements or demands, we will not be able to serve our clients effectively. Moreover, the cost to modify our services, products or technologies in order to adapt to these changes could be substantial and we may not have the financial resources to fund these expenses. We cannot assure you that we will be able to replace outdated technologies, replace them as quickly as our competitors or develop and market new and better products and services in the future.

We compete with many other resource providers and our failure to compete effectively with these providers ,may adversely affect our business, results of operations, financial condition and future prospects.

Our business is characterized by competition for contracts within the government and private sectors in which service contracts are often awarded through competitive bidding processes. We compete with a large number of other service providers who offer the principal services that we offer. Many of our competitors have significantly greater marketing and sales resources than we do. In this competitive environment, we must provide technical proficiency, quality of service and experience to ensure future contract awards and revenue and profit growth.

Our ability to recruit, train and retain professional personnel of the highest quality is a competitive necessity. Our future inability to do so would adversely affect our competitiveness.

Services in our data acquisition and pipeline data management markets are performed by our staff of technical professionals, field services, and management personnel. A shortage of qualified technical professionals currently exists in the engineering and energy services industries in the United States and foreign markets. Our future growth requires the effective recruiting, training and retention of well-qualified personnel. Our inability to do so would adversely affect our business performance and limit our ability to perform new contracts.

2

Loss of key individuals could disrupt our operations and have a material adverse effect on our business.

Our success depends, in part, on the efforts of certain key individuals, including the members of our senior management team. The loss of the services of any of our key employees could disrupt our operations and have a material adverse effect on our business.

Changes and fluctuations in government spending priorities could materially affect our future revenue and growth prospects.

We expect that agencies of the U.S. federal government, and state and local governments and government agencies and government contractors, will be among our primary customers. These governments and agencies depend on funding or partial funding provided by the U.S. federal government. Consequently, any significant changes and fluctuations in the government’s spending priorities as a result of policy changes or economic downturns may directly affect our future revenue streams. Legislatures may appropriate funds for a given project on a year by year basis, even though the project may take more than one year to perform. As a result, at the beginning of a project, the related contract may only be partially funded, with additional funding committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, rising raw material costs, delays associated with a lack of a sufficient number of government staff to oversee contracts, budget constraints, the timing and amount of tax receipts, and the overall level of government expenditures. Additionally, reduced spending by the U.S. government may create competitive pressure within our industry which could result in lower revenues and margins in the future.

Unpredictable economic cycles or uncertain demand for our pipeline data management capabilities and related services could cause our revenues to fluctuate or contribute to delays or the inability of customers to pay our fees.

Demand for our pipeline data management and other services are affected by the general level of economic activity in the markets in which we operate, both in the U.S. and internationally. Our customers, particularly our private sector customers, and the markets in which we compete to provide services, are likely to experience periods of economic decline from time to time. Adverse economic conditions may decrease our customers’ willingness to make capital expenditures or otherwise reduce their spending to purchase services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could result in us accepting contractual terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline. Moreover, our customers may experience difficult business climates from time to time and could delay or fail to pay our fees as a result.

If we are unable to accurately estimate and control our contract costs, then we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

It is important for us to control our contract costs so that we can maintain positive operating margins. Under our fixed price contracts, we receive a fixed price regardless of what our actual costs will be. Consequently, we realize a profit on fixed price contracts only if we control our costs and prevent cost overruns on those contracts. Under our time-and-materials contracts, we are paid for labor and equipment at negotiated hourly billing rates and for other expenses. Profitability on our contracts is driven by our ability to estimate and manage costs. Under each type of contract, if we are unable to control costs, we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

Due to the nature of the work we perform to complete pipeline data management contracts, we are subject to potential liability claims and contract disputes, and our inability to resolve such claims and disputes may result in profit reductions and reduced cash flows.

Our pipeline data management contracts often involve projects where design, construction, system failures or accidents could result in substantially large or punitive damages for which we could have liability. Our operations can involve professional judgments regarding the planning, design, development, construction, operations and management of facilities and public infrastructure projects. Although we are adopting a range of insurance, risk management safety and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

We may also experience a delay or withholding of payments for services due to performance disputes. If we are unable to resolve these disputes and collect these payments, we would incur profit reductions and reduced cash flows.

3

If we miss a required performance standard, fail to timely complete, or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may reduce or eliminate our overall profitability.

We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or fails to meet the required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If a project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling that project. In addition, performance of a project can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, changes in the project scope of services requested by the client or labor or other disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon financial damages. To the extent that these events occur, the total costs of the project could exceed our estimates or, in some cases, we could incur a loss on the project, which may reduce or eliminate our overall profitability.

We may be subject to procurement laws and regulations associated with government contracts. If we do not comply with these laws and regulations, we may be prohibited from completing our existing government contracts or suspended from government contracting and subcontracting for some period of time.

Our compliance with the laws and regulations relating to the procurement, administration and performance of our government contracts is dependent upon our ability to ensure that we properly design and execute compliant procedures. Our termination from any larger government contracts or suspension from future government contracts for any reason would result in material declines in our expected revenue. Because U.S. federal laws permit government agencies to terminate a contract for convenience, the U.S. federal government may terminate or decide not to renew our contracts with little or no prior notice.

We are subject to routine U.S. federal, state and local government audits related to our government contracts. If audit findings are unfavorable, we could experience a reduction in our profitability.

Our government contracts are subject to audit. These audits may result in the determination that certain costs claimed as reimbursable are not allowable or have not been properly allocated to government contracts according to federal government regulations. We are subject to audits for several years after payments for services have been received. Based on these audits, government entities may adjust or seek reimbursement for previously-paid amounts.

Our potential involvement in partnerships and joint ventures and our use of subcontractors may expose us to additional legal and market reputation damages.

Our methods of delivery may include the use of partnerships, subcontractors, joint ventures and other ventures. If our partners or subcontractors fail to satisfactorily perform their obligations as a result of financial or other difficulties, we may be unable to adequately perform or deliver our contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. Additionally, we may be exposed to claims for damages that are a result of a partner’s or subcontractor’s performance. We could also suffer contract termination and damage to our reputation as a result of a partner’s or subcontractor’s performance.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with customers, vendors, investors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve these conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. This litigation could be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

We use the percentage-of-completion method of accounting for many of our projects. This method may result in volatility in stated revenues and profits.

Our revenues and profits for many of our contracts are recognized ratably as those contracts are performed. This rate is based primarily on the proportion of labor costs incurred to date to total labor costs projected to be incurred for the entire project. This method of accounting requires us to calculate revenues and profit to be recognized in each reporting period for each project based on our predictions of future outcomes, including our estimates of the total cost to complete the project, project schedule and completion date, the percentage of the project that is completed and the amounts of any probable unapproved change orders. Our failure to accurately estimate these often subjective factors could result in reduced profits or losses for certain contracts.

4

Some of our services may be subject to government regulation, which could lead to higher expenses and reduced profitability.

State laws vary on data collection. Some states require that data collectors must have a surveyor’s license. These regulations may impair our ability to operate in some jurisdictions, or may require us to obtain surveyor licenses, which will result in higher expenses and reduced profitability.

We have a limited accounting and administrative staff, and anticipate the need to hire additional staff. Our failure to do so could lead to internal control deficiencies.

Due to our financial condition, we have been limited in our ability to fully staff our accounting and administrative departments. We intend to expand our accounting and administrative staff. Our success will depend on the effective recruitment, training, and retention of qualified, competent accounting and administrative professionals. Failure to adequately supplement our accounting and administrative staff could lead to internal control deficiencies.

We have not filed all our required tax returns and therefore may be liable for taxes, penalties and interest which could impair our financial condition and results of operations.

Due to the Company’s financial condition, we have been unable to prepare and file our federal and state tax returns for the 2009 tax year through the current tax year. Although we do not owe income taxes, we may be liable for franchise taxes, penalties, and interest. We intend to comply fully with our current and prior federal and state tax reporting obligations in 2015. We have accrued a liability for the taxes, penalties, and interest for which we are liable, which we estimate to be approximately $35,000, and for the cost to prepare and file the returns, which we estimate to be approximately $50,000.

RISK FACTORS RELATED TO OUR COMMON STOCK

Because our common stock is considered a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock is considered to be a “penny stock” under the definitions in Rules 15g-2 through 15g-6 promulgated by the Securities and Exchange Commission (“SEC”) under Section 15(g) of the Exchange Act. Under the rules, for purposes relevant to us, stock is considered “penny stock” if: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; and (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues at less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

(i)	obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

(ii)	reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

(iii)	provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and

(iv)	receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

5

Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they believe are appropriate.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading of our common stock is limited which may negatively impact the price of our common stock and make it difficult for our stockholders to sell their shares.

Trading of our common stock is currently conducted on the OTC Pink Marketplace. The liquidity of our common stock is limited by, among other things, the number of shares that can be bought and sold at a given price and the lack of coverage by security analysts and the media, and may also be adversely affected by delays in the timing of transactions. Currently, there are approximately 225 holders of record of our common stock. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

An additional number of the Company’s Shares of common stock are likely to become freely tradable which could cause our stock price to decease.

As of March 4, 2015, we had 137,806,264 shares of common stock outstanding. Approximately 15,792,166 of such shares are currently unrestricted and freely tradable on the OTC Pink Marketplace where the Company’s common stock trades. In addition, 104,608,484 shares of our common stock have been registered for sale pursuant to this prospectus upon the effectiveness of the related registration statement. Of our remaining outstanding shares, as of the date of this prospectus, some of such shares may become eligible for resale in the future under Rule 144 under the Securities Act.

We cannot predict the effect, if any, that the ability to sell additional shares of our common stock to the public will have on the prevailing market price of our common stock from time to time. Nevertheless, if a significant number of shares of our common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our common stock could decline and could impair our future ability to raise capital through the sale of our equity securities.

We may offer and sell additional shares of common stock in the future which may dilute the value of the common stock held by our stockholders.

In order to meet our capital requirements, we may elect to offer and sell additional shares of our common or preferred stock. There is the possibility that such sales may result in dilution in the value of the Company’s common stock.

We are contractually obligated to issue additional shares of common stock to certain investors, which may result in significant dilution in the value of our common stock and may adversely impact our results of operations.

We are contractually obligated to issue additional shares of our common stock to certain investors because we have not registered their shares of our common stock under the Securities Act. We will continue to accrue obligations to issue additional shares of common stock until the shares covered by this prospectus are registered under the Securities Act. We cannot guarantee that such registration will become effective. We estimate that we will need to issue approximately 6.3 million shares of common stock before our registration becomes effective. The issuance of such shares may result in significant dilution in the value of our common stock. We have recorded a liability on our books for the estimated value of the shares that we will be required to issue. An increase in the estimated value of the shares, or an increase in the estimated number of shares to be issued, will negatively impact our results of operations.

6

The directors and officers of the Company may have certain personal interests that may affect the Company.

A small group of directors, executive officers, principal stockholders and affiliated entities will beneficially own, in the aggregate, approximately 50% of the Company’s outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over and/or control the election of the Board of Directors and the outcome of issues requiring approval by the Company’s stockholders. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Trading in our securities could be subject to extreme price fluctuations that could cause the value of your investment to decrease.

Our stock price has fluctuated significantly in the past and could continue to do so in the future. Our stock is thinly-traded, which means investors will have limited opportunities to sell their shares of common stock in the open market. Limited trading of our common stock also contributes to more volatile price fluctuations. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new services or service enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the pipeline management services industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Given these fluctuations, an investment in our stock could lose value. A significant drop in our stock price could expose us to the risk of securities class action lawsuits. Defending against such lawsuits could result in substantial costs and divert management’s attention and resources, thereby causing an investment in our stock to lose additional value.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any return on an investment in our common stock will depend on the market price of the stock.

We have not paid, and do not expect to pay, any cash dividends on our common stock, as any earnings generated from future operations will be used to finance our operations. As a result, investors will not realize any income from an investment in our common stock until and unless their shares are sold at a profit.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports. A failure to provide effective internal controls may present opportunities for fraud and erroneous reporting of financial reports and operating results. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. During the course of our testing, we may identify deficiencies and weaknesses which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal control structure, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Disclosing significant deficiencies or material weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

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The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. These laws, rules and regulations are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

Our shares of common stock will not be registered under the Exchange Act and as a result we will have limited reporting obligations, and those reporting obligations may be suspended automatically if we have fewer than 300 stockholders of record on the first day of our fiscal year, which could make our common stock less attractive to investors.

Our Common Stock is not registered under the Exchange Act, and we do not intend to register our common stock under the Exchange Act for the foreseeable future. As a result, although, upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act, as long as our shares of common stock are not registered under the Exchange Act, we will not be subject to the federal proxy rules and our directors, executive officers and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year. This suspension is automatic and does not require any filing with the SEC.  In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

The statements set forth under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” and “Business,” and other statements included elsewhere in this prospectus and registration statement, which are not historical, constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, including statements regarding the expectations, beliefs, intentions or strategies for the future. When used in this report, the terms “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to our business or our subsidiaries or our management, are intended to identify Forward-Looking Statements. These Forward-Looking Statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-Looking Statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Because our common stock is considered to be a “penny stock”, the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to such Forward Looking Statements.

Our business involves various risks, including, but not limited to, our ability to implement our business strategies as planned in a timely manner or at all; our lack of operating history; our ability to protect our proprietary technologies; our ability to obtain financing sufficient to meet our capital needs; and our inability to use historical financial data to evaluate our financial performance. See “Risk Factors” beginning on page 1.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statement. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligations to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of future events or developments. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. The Company will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

DIVIDEND POLICY

We have never paid or declared any cash dividends. Future payment of dividends, if any, will be at the discretion of our board of directors and will depend, among other criteria, upon our earnings, capital requirements, and financial condition as well as other relative factors. Management intends to retain any and all earnings to finance the development of our business, at least in the foreseeable future. Such a policy is likely to be maintained as long as necessary to provide working capital for our operations. The only restrictions that limit the ability to pay dividends on common equity are those restrictions imposed by law. Under Nevada corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

MARKET FOR OUR COMMON STOCK

Our common stock is not listed on any national securities exchange or any national market system. Trading of our common stock is currently conducted on the OTC Pink Marketplace under the symbol “GSPH”. The last reported sales price per share of the Company’s common stock as reported on the OTC Pink Marketplace on February 2, 2015 was $0.25.

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The following sets forth high and low bid price quotations for each calendar quarter during the last two fiscal years that trading occurred or quotations were available. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low
March 31, 2013	$0.13	$0.06
June 30, 2013	$0.12	$0.06
September 30, 2013	$0.32	$0.13
December 31, 2013	$1.08	$0.25
March 31, 2014	$0.91	$0.64
June 30, 2014	$0.88	$0.36
September 30, 2014	$0.68	$0.30
December 31, 2014	$0.61	$0.22

The selling stockholders may sell all or a portion of their shares on the OTC Pink Marketplace at prices prevailing at the time of sale, or related to the market price at the time of sale, or they may otherwise sell their shares at negotiated prices. We cannot determine what the actual offering price will be at the time of sale.

NUMBER OF STOCKHOLDERS

As of March 4, 2015, there were approximately 225 holders of record of the Company’s common stock.

DILUTION

The Company’s common stock to be sold by the selling stockholders is common stock that is already issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) together with our financial statements and the related notes thereto appearing elsewhere in this prospectus and related registration statement.

Some of the information contained in this MD&A or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes Forward-Looking Statements that involve risks and uncertainties. See “SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS” above. In addition, you should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the Forward-Looking Statements contained in the following discussion and analysis.

Overview

We provide cloud-based geospatial solutions to accurately locate and digitally map underground pipelines and other infrastructure in three dimensions. Our professional staff offers the expertise, ability, and technologies required to design and execute solutions that are delivered in a cloud-based GIS (geographic information system) platform.

We believe that the market for aggregating and maintaining positional data for underground assets is maturing, and that business and governmental entities are beginning to understand the value of such data. We believe that this developing market presents us with an opportunity to deliver long-term value to our shareholders. In order to realize that value, our primary challenge is to raise working capital sufficient to operate our business, and investment capital to hire employees, acquire assets, and expand our business. Management is currently focused on raising capital, and planning to position our business to capitalize on the maturing market for positional data once such capital is in place, including identifying new technologies for aggregating positional data, developing our GeoUnderground software, and planning the strategies and processes for our upcoming marketing campaigns. We use financial and non-financial performance indicators to assess our business, including liquidity measures, revenues, gross margins, operating revenue, and backlog.

Liquidity and Capital Resources

At September 30, 2014, we had current assets of $614,912, and current liabilities of $6,055,222.

Our Company has incurred net losses since inception. Our operations and capital requirements have been funded by sales of our common and preferred stock and advances from our chief executive officer. At September 30, 2014, current liabilities exceeded current assets by $5,440,310, and total liabilities exceeded total assets by $5,205,241. Those factors raise doubts about our ability to continue as a going concern.

In 2012, we raised approximately $632,000 in cash through private sales of our Series B Convertible Preferred Stock (“Series B Stock”), and converted approximately $215,000 in liabilities to Series B Stock. In 2013, we raised approximately $3,246,000 through private sales of our Series B Stock and common stock, and converted approximately $4,926,000 of liabilities to Series B Stock and common stock. During the nine months ended September 30, 2014, we raised approximately $2,236,000 through private sales of our common stock, and approximately $272,000 through the exercise of outstanding warrants to purchase Series B Stock and common stock. In addition, we have negotiated settlements or long-term extensions on approximately $1,776,000 of liabilities from 2012 through September 30, 2014. We entered into an agreement with Reduct NV, licensor of our former exclusive technology, on May 10, 2013 that eliminates all prior liabilities to Reduct in consideration for the issuance of 9,000,000 shares of our common stock, warrants to purchase 3,500,000 shares of our common stock, and purchases of $300,000 of equipment from Reduct. The agreement allows us to purchase their products on a non-exclusive basis without the minimum purchase requirements to maintain the exclusive license. On February 26, 2015, an outstanding Senior Secured Redeemable Note with a balance due of approximately $1.6 million was converted into shares of our common stock.

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On September 17, 2014, we entered into an Asset Purchase Agreement to acquire substantially all the assets of Select Analytics LLC, a company that operates the Shale Navigator website, and is engaged in the business of aggregating, managing, and selling infrastructure data. Pursuant to the Asset Purchase Agreement, we will be required to pay $160,000 in cash and issue 550,000 shares of the Company’s common stock to the seller during 2015.

Management is continuing efforts to secure funding sufficient for the Company’s operating and capital requirements through private sales of common stock, and to negotiate settlements or extensions of existing liabilities. The proceeds of such sales of stock, if any, will be used to fund general working capital needs.

Beginning in 2012, we changed the focus of our company to position us to generate revenue from data acquisition and data management. We expanded our service offerings to provide data acquisition services utilizing twelve different technologies. We developed new, cloud-based mapping software to be marketed under our existing name GeoUndergound that replaces our previous version of GeoUnderground. We currently utilize GeoUnderground to deliver data to customers. We intend to offer GeoUnderground as a subscription-based stand-alone product beginning in the first quarter of 2015. In 2014, we entered into an agreement to acquire the Shale Navigator website, which we intend to incorporate into GeoUnderground. We expect to have the Shale Navigator website incorporated into GeoUnderground, and to realize revenue from Shale Navigator subscriptions and sales of data beginning in the first quarter of 2015. We believe that our changes to our operating focus will enable us to begin to generate significant revenue from operations.

We believe that our actions and planned actions will enable us to finance our operations beyond the next twelve months.

We do not believe that inflation and changing prices will have a material impact on our net sales and revenues, or on income from continuing operations.

Results of Operations for the Nine Months Ended September 30, 2014 and 2013

Sales were $254,151 for the nine months ended September 30, 2014, compared to $494,738 for the nine months ended September 30, 2013. Cost of sales was $145,626 for the nine months ended September 30, 2014, compared to $162,781 for the nine months ended June 30, 2013. Our sales have fluctuated throughout 2014 and 2013 as our ability to market and perform jobs was hampered by our financial condition. We expect sales and cost of sales to continue to fluctuate as our business continues to mature.

Selling, general and administrative (“SG&A”) expenses include all costs that are not directly associated with our revenue-generating activities. SG&A expenses include payroll costs for sales, administrative, and technical personnel, sales and marketing costs, corporate costs, and facilities costs. SG&A expenses were $1,967,784 for the nine months ended September 30, 2014, compared to $1,194,556 for the nine months ended September 30, 2013. The increase in SG&A costs for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 was due to increased expenses resulting from the expansion of our technical staff in 2014.

Other income and expenses include interest expense, and non-business income and expenses. Other income and expense for the nine months ended September 30, 2014 was a net income of $190,748, which included interest expense of $119,254, and gains on extinguishment of debt of $310,002. Other income and expense for the nine months ended September 30, 2013 was a net income of $529,161, which included interest expense of $380,521, and gains on extinguishment of debt of $909,682. The decrease in interest expense in 2014 is due to a reduction in loan balances due to conversions of debt to equity. The gains on extinguishment of debt resulted from settlement agreements on prior liabilities. We had no net benefit from income taxes, as our deferred tax benefit was completely offset by a valuation allowance due to the uncertainty of realization of the benefit.

Results of Operations for the Years Ended December 31, 2013 and 2012

Sales were $556,088 for the year ended December 31, 2013, compared to $336,672 for the year ended December 31, 2012. Cost of sales was $193,321 for the year ended December 31, 2013, compared to $145,916 for the year ended December 31, 2012. Our sales fluctuated throughout 2013 and 2012 as our ability to market and perform jobs was hampered by our financial condition. We expect sales and cost of sales to continue to fluctuate as our business continues to mature.

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SG&A expenses were $2,134,111 for the year ended December 31, 2013, compared to $1,256,128 for the year ended December 31, 2012. The increase in SG&A costs for the year ended December 31, 2013 compared to the year ended December 31, 2012 was due to the expansion of our technical staff in 2013.

Other income and expense for the year ended December 31, 2013 was a net expense of $1,040,946, which included interest expense of $422,802, gains on extinguishment of debt of $909,682, and expense related to registration payment arrangements of $1,527,826. Other income and expense for the year ended December 31, 2012 was a net expense of $326,129, which included interest expense of $335,900, a gain on extinguishment of debt of $1,733, and other income of $8,038. The increase in interest expense in 2013 was due to interest on a short-term loan. The gains on extinguishment of debt resulted from settlement agreements on prior liabilities.

Expense related to registration payment arrangements results from a series of Stock Subscription Agreements we entered into in 2009 and 2010 (the “Stock Subscription Agreements”). We are required to register the shares of common stock sold pursuant to the Stock Subscription Agreements under the Securities Act. Our failure to register the shares of common stock under the Securities Act resulted in our obligation to issue additional shares (“Penalty Shares”) to investors who purchased shares pursuant to the Stock Subscription Agreements. We recorded a liability on our books for the value of the estimated number of shares to be issued. We incur losses on our registration payment arrangements when the estimated number of Penalty Shares to be issued increases, or when the value of our stock increases. We record gains on our registration payment arrangements when the estimated number of Penalty Shares to be issued decreases, or when the value of our stock decreases.

In 2013, we recorded expense related to registration payment arrangements of $1,527,826, which resulted from increases in the estimated value of our stock due to an increase in stock price, and an increase in the estimated number of Penalty Shares to be granted due to a change in our estimate of the timing of the registration of the shares of common stock under the Securities Act. This expense was partially offset by gains on registration payment arrangements resulting from decreases in in the estimated number of Penalty Shares to be issued due to the anticipated settlement of a lawsuit with certain stockholders. We entered into a Settlement Agreement (the “Brooks Settlement Agreement”) with a group of stockholders who had sued the Company and its officers. We owed these stockholders Penalty Shares. Our obligation to issue Penalty Shares was terminated by the Brooks Settlement Agreement, resulting in a gain. We are still obligated to issue Penalty Shares to other shareholders. We expect that income or expense related to registration payment arrangements will fluctuate as the price of our stock and the estimate of the number of Penalty Shares to be granted fluctuate.

We had no net benefit from income taxes, as our deferred tax benefit was completely offset by a valuation allowance due to the uncertainty of realization of the benefit.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of September 30, 2014.

Application of Critical Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions which, in our opinion, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

Registration Payment Arrangements. We are contractually obligated to issue shares of our common stock to certain investors for failure to register their shares of our common stock under the Securities Act. We have recorded a liability for the estimated number of shares to be issued at the fair value of the stock to be issued. We review on a quarterly basis our estimate of the number of shares to be issued and the fair value of the stock to be issued.

Realization of Deferred Income Tax Assets. We provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between financial reporting and tax accounting methods and any available operating loss or tax credit carryovers. At September 30, 2014, we had a deferred tax asset resulting principally from our net operating loss deduction carryforward available for tax purposes in future years. This deferred tax asset is completely offset by a valuation allowance due to the uncertainty of realization. We evaluate the necessity of the valuation allowance quarterly.

Estimated Costs to Complete Fixed-Price Contracts. We record revenues for fixed-price contracts under the percentage-of-completion method of accounting, whereby revenues are recognized ratably as those contracts are completed. This rate is based primarily on the proportion of contract costs incurred to date to total contract costs projected to be incurred for the entire project, or the proportion of measurable output completed to date to total output anticipated for the entire project. We review our estimates of costs to complete each contract quarterly, and make adjustments if necessary. At September 30, 2014, we do not believe that material changes to contract cost estimates at completion for any of our open contracts are reasonably likely to occur.

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QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk—Interest rate risk refers to fluctuations in the value of a security resulting from changes in the general level of interest rates. We do not have significant short-term investments. Accordingly, we believe that we do not have a material interest rate exposure.

Foreign Currency Risk—Our functional currency is the United States dollar. We do not currently have any assets or liabilities denominated in foreign currencies. Consequently, we have no direct exposure to foreign currency risk.

Commodity Price Risk—Based on the nature of our business, we have no direct exposure to commodity price risk.

OUR BUSINESS

Company Overview

The Company was incorporated on December 26, 1995 in the state of Nevada as Kayenta Kreations, Inc. In connection with a merger in 2008, the Company changed its name to Geospatial Holdings, Inc., and in 2013, changed its name to Geospatial Corporation (“we” or the “Company”). Geospatial Mapping Systems, Inc. is the Company’s wholly-owned subsidiary and operating unit.

General Description of the Business

We provide proven cloud-based geospatial solutions to accurately locate and digitally map in 3D underground pipelines and other infrastructure. Our professional staff offers the expertise, ability and technologies required to design and execute innovative, challenging solutions that push the Company to the forefront of the cloud-based infrastructure mapping industry. Geospatial Corporation is steadfastly committed to our mission – “To provide our clients with an unparalleled 3D understanding of the world’s underground infrastructure”.

We carefully listen to each client’s precise needs and provide unique and innovative technological solutions to locate, map and manage our clients’ critical infrastructure data. Our clear communication and time-tested technical expertise enable us to think outside the box as we provide underground infrastructure mapping solutions to benefit our clients and the community.

We provide two types of services to our clients. Data acquisition entails utilizing various technologies to accurately locate the exact position and depth of underground pipelines and conduits along with information on existing aboveground infrastructure. We provide data management services in which we securely manage this critical infrastructure data through the licensing of our cloud-based GeoUnderground GIS (Geographic Information System) software.

In October 2014, we entered the business of aggregating, managing, and selling infrastructure data. We entered into an agreement to acquire the Shale Navigator website (www.shalenavigator.com), and intend to incorporate Shale Navigator into GeoUnderground.

Product Development and Introduction

The GIS technology and mapping industry is characterized by rapid technological change in computer hardware, operating systems and software. In addition, consumers’ requirements and preferences rapidly evolve, as do their expectations of the performance of their software and the accuracy of the collected data managed by their software. To keep pace with these changes we maintain a vigorous program of new product development to address demands in the marketplace for our products. Just as the transition from mainframes to personal computers transformed the industry thirty years ago, we believe our industry is undergoing a similar transition from the personal computer to cloud, social and mobile information management and sharing.

We dedicate considerable technical and financial resources to research and development to further enhance our existing products and to create new software products and data acquisition technologies. Our software is primarily developed internally, however, we also use independent firms or contractors to perform some of our product development activities.

We spent $240,908 and $67,527 on research and development during the years ended December 31, 2013 and 2012, respectively.

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Sales and Marketing Efforts

Along with GeoUnderground, we now provide a cloud-based infrastructure management solution to our clients, which include utilities, municipalities, government agencies, and other facilities. Over the past few years, due to financial constraints, the majority of our sales have resulted from word-of-mouth referrals. We have not had a formal marketing or sales program over the past four years.

We intend to establish Regional Technical Sales Managers (“RTSMs”) in various sales regions across the United States, Canada, the Middle East, and Australia. Each RTSM will be responsible for developing and implementing a sales program which meets our specific targets. As business is developed in each sales region, we expect field technicians to be assigned to work under each RTSM to assist the RTSM in performing pipeline mapping services.

We intend to engage in direct-sale marketing efforts, whereby we will require that each of our RTSMs establish relationships and schedule webinar meetings with GIS and utilities managers, engineering companies, major utility companies and major utility contractors within each of their respective sales regions in order to demonstrate our data acquisition technologies, GeoUnderground, and its associated benefits. We also intend to demonstrate the use and functionality of GeoUnderground at numerous national and regional trade shows sponsored by related industry groups. In addition, we will expect each RTSM to generate sales leads through social media and webinars.

Financing

From January 1, 2012 through September 30, 2014, we raised approximately $6,385,000 in cash through the private sale of our common stock and Series B Stock, and exercises of warrants to purchase common stock and Series B Stock. In addition, during that period, we converted approximately $5,191,000 of our liabilities to common stock and Series B Stock, and issued common stock for services totaling $223,000. We intend to continue to sell our common stock in private transactions to fund our general working capital needs.

Intellectual Property and Licenses

We maintain a program to legally protect our investment in technology through a combination of patent, copyright, trademark and trade secret protections, confidentiality procedures and contractual provisions. The nature and extent of legal protection associated with each such intellectual property right depends on, among other things, the type of intellectual property right and the given jurisdiction in which such right arises. We believe our intellectual property rights are valuable and important to our business.

Nonetheless, our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. Enforcement of intellectual property rights against alleged infringers can sometimes lead to costly litigation and counterclaims. Our inability to protect our proprietary information could harm our business.

We retain ownership of all software we develop. All software is licensed to users. These licenses contain restrictions on duplication, disclosure and transfer.

We believe that because of the limitations of laws protecting our intellectual property and the rapid, ongoing technological changes in data collection and GIS software industries, we must rely principally upon data acquisition enhancements, GIS software engineering and marketing skills to maintain and enhance our competitive market position.

Customers

To date, we have successfully completed over 150 projects for a varied group of clients including contractors, municipalities, government agencies, utilities, telecoms, and engineering companies. We are not dependent on one or a few major customers.

Government Contracts

We expect that some of our contracts will be with federal and state government entities. These contracts may be subject to various procurement laws and regulations. If we do not comply with these laws and regulations, we may be prohibited from completing our existing government contracts or suspended from government contracting and subcontracting for some period of time. In addition, through our government contracts, we are subject to routine U.S. federal, state and local government audits. If audit findings are unfavorable, we could experience a reduction in our profitability. We are subject to audits for several years after payments for services have been received. Based on these audits, government entities may adjust or seek reimbursement for previously paid amounts.

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Competition

The markets for our products and services are highly competitive and subject to rapid change. We strive to increase our competitive standing by investing in research and development, allowing us to enhance our software and data collection capabilities. We also compete by investing in marketing and sales to more effectively reach new and existing customers.

Our business is highly competitive with respect to pipeline asset management services. While we believe that our proprietary technologies provide advantages to our clients, we will compete with numerous public and private engineering firms that provide some or all of the services that we provide. Our competitors range from large national and international firms, such as Parsons Brinkerhoff Inc., CH2M Hill Companies, PBS&J, Tetra Tech, Dycom Industries, Inc., Consolidated Utility Services, Inc., URS Corporation and CDM, to a vast number of smaller, more localized firms.

The software industry has limited barriers to entry, and the availability of computing power with continually expanding performance at progressively lower prices contributes to the ease of market entry. The GIS industry is presently undergoing a platform shift from the personal computer to cloud and mobile computing. This shift lowers the barriers to entry and poses a disruptive challenge to established GIS software companies. In addition, some of our competitors in certain markets have greater financial, technical, sales and marketing and other resources than we do. Because of these and other factors, competitive conditions in our industry are likely to continue to intensify in the future. Increased competition could result in price reductions, reduced net revenue and profit margins and loss of market share, any of which could harm our business.

We believe that the principal competitive factors (in the order of importance) in the areas of services we offer are: (i) quality of available technologies and software, (ii) quality of service, (iii) reputation, (iv) experience, (v) technical proficiency, (vi) local geographic presence, and (vii) cost of service. We believe that we are well positioned to compete effectively by emphasizing the quality and proprietary nature of our technologies and the quality of services that we offer. We are also dependent upon the availability of staff and our ability to recruit qualified management professionals and technicians. A shortage of qualified technical professionals currently exists in the engineering/GIS industry in the United States.

Seasonality

It is possible that our contract revenue and income from operations may be slightly lower for our first fiscal quarter than for the remaining quarters due to the effect of winter weather conditions, particularly in the Mid-Atlantic and Midwest regions of the United States. Our GIS/data management activities should not be as directly impacted by seasonal weather conditions.

Personnel

We believe that our success will greatly depend on our ability to identify, attract and retain capable employees. As of March 4, 2015, we had eleven employees, all of whom are full-time employees. We believe that our relations with these employees are good. None of our employees are represented by a labor union or otherwise represented under a collective bargaining agreement.

Environmental Compliance

As our services are applicable to a large number of pipeline industry segments, we will be working, in many cases, in and around environmentally-sensitive areas, and with pipeline materials that may require specific environmental training and strict environmental procedures and guidelines. Failure to comply with these federal, state, or local environmental regulations could result in substantial penalties or fines. We have not incurred any material costs of environmental regulations during 2014, 2013 and 2012.

The enactment of various federal, state, and local environmental regulations, and variations in federal, state, and local funding for environmental compliance and enforcement of these regulations may have an effect on the capital expenditures of our clients, and thus may affect our ability to generate revenue.

Description of Property

Our headquarters office is located in Sarver, Pennsylvania. This building, which we lease from the Company’s Chairman/CEO, has approximately 3,200 square feet of office space and is used by our corporate and operations staff. This property is rented under a month-to-month lease at $6,500 per month.

We believe that the Company’s existing facilities are adequate to meet its business needs for the foreseeable future.

Legal Proceedings

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. We believe that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or the results of operations of the Company.

15

MANAGEMENT

Our directors and executive officers, their ages and positions are set forth below. All of our directors will hold office until the next annual meeting of stockholders and the election and qualification of their successors unless they resign or are terminated earlier.

Name	Age	Position(s)
Mark A. Smith	60	Chairman of the Board of Directors and Chief Executive Officer
Troy G. Taggart	49	President
Thomas R. Oxenreiter	48	Chief Financial Officer, Secretary, and Director

Mark A. Smith has served as our Chairman of the Board and Chief Executive Officer since 2008. Prior to that, Mr. Smith was a founder of, and served as President and Chief Executive Officer from 1998 to 2005 and Chairman through 2006 of Underground Solutions, Inc. (“Underground Solutions”) (OTC BB: “UGSI”), an infrastructure technology company that developed pipeline technologies. Prior to serving with Underground Solutions, Mr. Smith was involved as a principal or investor in several construction, real estate and technology companies. Mr. Smith’s expertise in the Company’s industry led us to conclude that he would be a valuable member of the Board of Directors. As our founder, he brings historical knowledge and strategic insight to the Board.

Troy G. Taggart joined the Company as an employee in 2012 and has served as our President since 2013. Mr. Taggart held executive and senior-level positions with several financial services firms prior to co-founding McKim and Company (Formerly VentureRound), a boutique investment banking firm, in 2001. Mr. Taggart served as Executive Vice President of Bacterin International (AMEX/NYSE: “BONE”) from 2008 through 2012.

Thomas R. Oxenreiter, CPA has served as our Chief Financial Officer, Secretary, and Director since 2008. Mr. Oxenreiter worked for several years in public accounting and private industry. Mr. Oxenreiter is a graduate of Villanova University. Mr. Oxenreiter’s financial expertise led us to conclude that he would be a valuable member of our Board of Directors. As our current Chief Financial Officer, he is well suited to inform the Board of the current operations of the Company. As a Certified Public Accountant, he brings significant financial expertise.

EXECUTIVE COMPENSATION

The following table sets forth a summary for the fiscal years ended December 31, 2014 and 2013 of the cash and non-cash compensation awarded, paid or accrued by the Company to our Chief Executive Officer and our two most highly compensated officers other than our Chief Executive Officer who served in such capacities in 2014 (collectively, the “Named Executive Officers”). All currency amounts are expressed in U.S. dollars.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Award(s) ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Mark A. Smith,	2014	320,000	96,000	—	—	—	—	25,155	441,155
Chairman of Board of Directors and Chief Executive Officer	2013	314,167	320,000	—	—	—	—	92,110	726,277
Troy G. Taggart	2014	225,000	67,500	—	—	—	—	23,020	315,520
President	2013	213,750	—		—	—	—	—	225,141
Thomas R. Oxenreiter,	2014	175,000	52,500	—	—	—	—	17,873	245,373
Chief Financial Officer	2013	135,257	—	—	—	—	—	53,149	188,406

(1)	The Company has determined that stock appreciation rights granted in 2013 to the Named Executive Officers have no value.

(2)	This column includes employee benefit amounts including health insurance, and tax gross-ups in 2013 of $57,887 and $18,925 for Mr. Smith and Mr. Oxenreiter, respectively.

16

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the Named Executive Officers concerning equity awards granted by the Company as of December 31, 2014.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark A. Smith	8,000,000	(1)	—	—		.50	12-01-2017	—	—	—	—
Mark A. Smith	2,000,000	(2)	—	1,000,000	(2)	.07	10-18-2023	—	—	—	—
Troy G. Taggart	—		—	—		—	—	—	—	—	—
Troy G. Taggart	2,000,000	(2)	—	1,000,000	(2)	.07	10-18-2023	—	—	—	—
Thomas R. Oxenreiter	100,000	(3)	—	—		.80	3-13-2018	—	—	—	—
Thomas R. Oxenreiter	2,000,000	(2)	—	1,000,000	(2)	.07	10-18-2023	—	—	—	—

(1)	Option to purchase 8,000,000 shares of common stock at $.50 per share granted December 1, 2007, vested on December 1, 2007, and expires on December 1, 2017.

(2)	Stock appreciation rights on 3,000,000 shares of common stock at $0.07 per share granted October 18, 2013, vested one-third on October 18, 2013, and one-third on October 18, 2014, and will vest one-third on October 18, 2015. The stock appreciation rights expire on October 18, 2023.

(3)	Option to purchase 100,000 shares of Common Stock at $0.80 per share granted March 13, 2008, vested one-third on March 13, 2009, one-third on March 13, 2010, and one-third on March 13, 2011. The option expires on March 13, 2018.

Director Compensation

Other than compensation of Named Executive Officers disclosed in the Summary Compensation Table, the Company did not pay any compensation to Directors.

Employment Agreements and Change in Control Arrangements

On October 18, 2013, the Company entered into an Employment Agreement with Mark A. Smith, the Company’s Chairman and Chief Executive Officer (the “2013 Smith Employment Agreement”). The 2013 Smith Employment Agreement provides for a base salary of $320,000 per year, plus certain expenses and employee benefits, and an annual bonus dependent upon the attainment of certain performance measures. The 2013 Smith Employment Agreement has an initial expiration date of October 18, 2016, which expiration date is automatically extended by one day during each day of the term of the agreement so that the unexpired term is always three years, unless either Mr. Smith or the Company terminates the automatic extension provision.

Upon a change in control, as defined in the 2013 Smith Employment Agreement, and for six months thereafter, Mr. Smith may terminate the Smith Employment Agreement. Upon such termination, the Company must pay Mr. Smith a lump sum equal to two times Mr. Smith’s salary and annual bonus on the date of termination for the remaining term of the 2013 Smith Employment Agreement. Also upon such termination, all equity awards granted by the Company to Mr. Smith immediately vest and remain exercisable for their original term, and all employee benefits remain in place for one year.

Prior to October 18, 2013, the Company and Mr. Smith were parties to an Employment Agreement dated December 1, 2007 (the “2007 Smith Employment Agreement”), which provided for a base salary of $320,000 per year, plus certain expenses and employee benefits, and an annual bonus dependent upon the attainment of certain performance measures. The 2007 Smith Employment Agreement expired on November 30, 2010, after which it was automatically extended each day to the date one year from that day, until it was superseded by the 2013 Smith Employment Agreement. Pursuant to the 2007 Smith Employment Agreement, Mr. Smith was awarded options to purchase 8,000,000 shares of the Company’s common stock at an exercise price of $0.50 per share.

Upon a change in control, as defined in the 2007 Smith Employment Agreement, and for six months thereafter, Mr. Smith could terminate the 2007 Smith Employment Agreement. Upon such termination, the Company would pay Mr. Smith a lump sum equal to Mr. Smith’s salary and target bonus on the date of termination for the remaining term of the 2013 Smith Employment Agreement. Also upon such termination, all equity awards granted by the Company to Mr. Smith would immediately vest and remain exercisable for their original term, and all employee benefits would remain in place for one year.

17

On October 18, 2013, the Company entered into an Employment Agreement with Thomas R. Oxenreiter, the Company’s Chief Financial Officer (the “Oxenreiter Employment Agreement”). The Oxenreiter Employment Agreement provides for a base salary of $175,000 per year, plus certain expenses and employee benefits, and an annual bonus dependent upon the attainment of certain performance measures. The Oxenreiter Employment Agreement has an initial expiration date of October 18, 2016, which expiration date is automatically extended by one day during each day of the term of the agreement so that the unexpired term is always three years, unless either Mr. Oxenreiter or the Company terminates the automatic extension provision.

Upon a change in control, as defined in the Oxenreiter Employment Agreement, and for six months thereafter, Mr. Oxenreiter may terminate the Oxenreiter Employment Agreement. Upon such termination, the Company must pay Mr. Oxenreiter a lump sum equal to Mr. Oxenreiter’s salary and annual bonus on the date of termination for the remaining term of the Oxenreiter Employment Agreement. Also upon such termination, all equity awards granted by the Company to Mr. Oxenreiter immediately vest and remain exercisable for their original term, and all employee benefits remain in place for one year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The Company leases its headquarters building from Mark A. Smith, the Company’s Chairman and Chief Executive Officer. The building has approximately 3,200 square feet of office space, and is used by the Company’s corporate, technical, and operations staff. The Company incurred $78,000 of lease expense for this building in each of the years ended December 31, 2013 and 2012. The lease is cancellable by either party upon 30 days’ notice.

At December 31, 2011, the Company owed Mr. Smith $162,354 on a note payable (the “Smith Note”). Interest on the Smith Note at 8% amounted to $8,336 and $13,514 for the years ended December 31, 2013 and 2012, respectively. The balance due on the Smith Note was $175,867 at December 31, 2012. The Smith Note was converted to shares of the Company’s common stock, and warrants to purchase the Company’s common stock on August 20, 2013, as described below.

At December 31, 2011, the Company owed Mr. Smith $35,818 on a convertible note payable (the “Convertible Note”). The Convertible Note was convertible to the Company’s common stock at a price of $1.00 per share. Interest on the Convertible Note at 8% amounted to $1,839 and $2,981 for the years ended December 31, 2013 and 2012, respectively. The balance due on the Convertible Note was $38,799 at December 31, 2012. The Convertible Note was converted to shares of the Company’s common stock, and warrants to purchase the Company’s common stock on August 20, 2013, as described below.

At December 31, 2011, the Company owed Mr. Smith $152,489 on a demand note payable (the “Demand Note”). Interest on the Demand Note at 8% amounted to $7,830 and $12,692 for the years ended December 31, 2013 and 2012, respectively. The balance due on the Demand Note was $165,182 at December 31, 2012. The Demand Note was converted to shares of the Company’s common stock, and warrants to purchase the Company’s common stock on August 20, 2013, as described below.

On November 9, 2012, the Company and Mr. Smith entered into a Lease Agreement, pursuant to which the Company leases equipment from Mr. Smith. The lease is for 60 months, and is for substantially the same terms for which Mr. Smith leases the equipment from the manufacturer. Interest on the lease amounted to $439 and $41 for the years ended December 31, 2013 and 2012, respectively.

On August 20, 2013, the Company and Mr. Smith entered into a Conversion Agreement (the “Smith Conversion Agreement”), pursuant to which liabilities of the Company to Mr. Smith totaling $1,253,644 were converted to 17,909,203 shares of the Company’s common stock and warrants to purchase 1,790,920 shares of the Company’s common stock at an exercise price of $0.25 per share. The liabilities to Mr. Smith included $573,635 of accrued salary, $282,156 of unreimbursed business expenses and unpaid rent for the Company’s offices, $184,204 for unpaid principal and accrued interest on the Smith Note, $40,638 for unpaid principal and accrued interest on the Convertible Note, and $184,204 for unpaid principal and accrued interest on the Demand Note. As required by the Smith Conversion Agreement, the Company paid taxes owed by Mr. Smith as a result of the conversion in the amount of $57,887. In addition to the liabilities to Mr. Smith converted pursuant to the Smith Conversion Agreement, the Company agreed to use reasonable commercial efforts to pay additional accrued and unpaid salary of $97,500, and additional unreimbursed business expenses and unpaid rent of $21,366.

During December, 2014, Mr. Smith advanced the Company $19,000. In January, 2015, the Company repaid the advances plus interest at 8% per annum of $170.

18

On August 20, 2013, the Company and Thomas R. Oxenreiter, the Company’s Chief Financial Officer, entered into a Conversion Agreement (the “Oxenreiter Conversion Agreement”), pursuant to which accrued and unpaid salary of $223,959 and unreimbursed business expenses of $12,062 owed to Mr. Oxenreiter were converted to 3,371,719 shares of the Company’s common stock and warrants to purchase 337,172 shares of the Company’s common stock at an exercise price of $0.25 per share. As required by the Oxenreiter Conversion Agreement, the Company paid taxes owed by Mr. Oxenreiter as a result of the conversion in the amount of $18,925. In addition to the liabilities to Mr. Oxenreiter converted pursuant to the Conversion Agreement, the Company agreed to use reasonable commercial efforts to pay additional accrued salary of $31,250, and additional unreimbursed business expenses of $1,759.

In 2010, the Company entered into a Strategic Advisory Agreement (the “Strategic Advisory Agreement”) with Pace Global Energy Services, LLC (“Pace”) and Ridge Global, LLC (“Ridge”) to provide the Company with certain strategic advisory and other support services. Pursuant to the Strategic Advisory Agreement, the Company issued Pace and Ridge warrants to purchase 1,600,000 and 2,400,000 shares, respectively, of the Company’s common stock. Such warrants expired on March 2, 2012. Further, pursuant to the Strategic Advisory Agreement, the Company agreed to expand the number of members of the Company’s Board of Directors from three to five, and to appoint Timothy F. Sutherland, Chairman and Chief Executive Officer of Pace, and Thomas J. Ridge, President and Chief Executive Officer of Ridge, to fill the newly-created vacancies. The Company incurred fees pursuant to the Strategic Advisory Agreement of $480,000 during the year ended December 31, 2011.

On October 19, 2010, the Company, Pace, and Ridge entered into a Fee Deferral Agreement and Promissory Note (the “Promissory Note”), pursuant to which the Company memorialized $238,030 of unpaid accounts payable owing to Pace and Ridge to the Promissory Note bearing interest at 10% per annum. Interest on the Promissory Note totaled $28,349 and $25,575 for the years ended December 31, 2012 and 2011, respectively. The balance due on the Promissory Note was $296,781 and $268,432 at December 31, 2012 and 2011, respectively.

Mr. Sutherland resigned his position on the Company’s Board of Directors on February 6, 2012, and Mr. Ridge resigned his position on the Company’s Board of Directors on May 31, 2012.

On February 28, 2013, the Company, Pace, Ridge, Mr. Sutherland, and Mr. Ridge entered into a Mutual Termination and Release Agreement, which terminated all prior agreements and released all parties from all obligations related to all prior agreements, including the Promissory Note. As a result of the Mutual Termination and Release Agreement, the Company recorded a gain on extinguishment of debt of $861,645.

SELLING STOCKHOLDERS

The shares being sold by the selling stockholders consists of 104,608,484 shares of the Company’s common stock. We are registering the common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as indicated in the footnotes to the table below, the selling stockholders have not had any positions, office or other material relationship with us during the last three years.

The following table provides certain information with respect to the selling stockholders’ beneficial ownership of our common stock as of November 10, 2014, the total number of shares of common stock they may sell under this prospectus from time to time, and the number of shares of common stock they will own thereafter assuming no other acquisitions or dispositions of our securities. For the table below, beneficial ownership of the common stock is determined in accordance with the rules of the SEC and includes any shares of common stock over which a selling stockholder exercises sole or shared voting or investment powers, or of which a selling stockholder has a right to acquire ownership at any time within 60 days of November 10, 2014. The selling stockholders can offer all, some or none of their shares covered by this prospectus, and thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all of the shares covered by this prospectus, in which case the number and percentage of shares of the common stock beneficially owned by each selling shareholder would be reduced to zero, except as set forth below.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein, however, if a selling stockholder transfers his or her interest in the common stock prior to the effective date of the registration statement of which this prospectus is a part, we will be required to file an amendment to the registration statement to provide the information concerning the transferee. Alternatively, if a selling stockholder transfers his or her interest in the common stock after the effective date of the registration statement of which this prospectus is a part, we may use a supplement to update this prospectus. See our discussion titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distribution of these shares.

19

	Natural Person or Persons	Shares of		Shares of	Percentage of
	Persons Who Exercise	Common Stock		Common Stock	Common Stock
	Voting and/or Dispositive	Beneficially	Shares of	Beneficially	Beneficially
Name of Selling	Powers with Respect to	Owned Prior to	Common Stock	Owned After	Owned After
Stockholder	Securities	the Offering	Being Offered	the Offering	the Offering (1)
2000 Irrevocable Trust FBO Benjamin Smith	Lesa Smith	377,000	377,000	—	*
2000 Irrevocable Trust FBO Ian Smith	Lesa Smith	377,000	377,000	—	*
24W57, LLC	Eric J. Edidin	100,000	100,000	—	*
Anderson, William N.		680,050	300,500	379,550	*
Arthur S. Yorkes SEP IRA	Arthur S. Yorkes	44,500	44,500	—	*
Barrett, Chad		1,142,857	1,142,857	—	*
Benjamin Media, Inc.	Bernard Krzys	530,025	150,000	380,025	*
Bensen, Earl LeRoy		110,000	100,000	10,000	*
Bensen, Matthew F.		6,858,140	6,234,680	623,460	*
Besite, LLC	Jai G. Parekh	499,999	499,999	—	*
Blacker, George F.		437,500	437,500	—	*
Blecher, Jacqueline Ann		15,000	15,000	—	*
Bloom, Jon M.		304,150	276,500	27,650	*
Brodsky, Mark		100,000	100,000	—	*
Bryant, Thomas N. & Joanne M.		375,000	350,000	25,000	*
Camille Rader Roth IRA	Camille Rader	50,000	50,000	—	*
Capitol Outdoor LLC	John Polis	50,000	50,000	—	*
Case, Russell		25,000	25,000	—	*
Clarke, Kelvin		70,000	20,000	50,000	*
Cloutier, Richard Alan		42,857	42,857	—	*
Coley, Geoffrey O.		400,000	400,000	—	*
Conan, Roger		825,700	754,280	71,420	*
Daniel Ron Kloster TRS FBO Interventional Pain Management Specialists LLC 401K Plan FBO Dina Kloster	Daniel Ron Kloster	50,000	50,000	—	*
Daniel Ron Kloster Ttee FBO Interventional Pain Management Specialists LLC 401K Plan FBO Daniel Kloster	Daniel Ron Kloster	1,571,420	1,428,570	142,850	*
Darling, Denver		314,280	285,710	28,570	*
Delaney, David C.		74,000	74,000	—	*
deLaski Family Foundation	Kathleen de Laski	7,150,587	7,150,587	—	*
Delta Networks Limited SA	Peter Magnus	12,000,000	9,000,000	3,000,000	2.2%
DeLuca, Marc C.		142,857	142,857	—	*
Devlin, John Manning, Jr.		30,000	10,000	20,000	*
Devlin, Michael H. II		20,000	20,000	—	*
Devlin, Robert M.		70,000	20,000	50,000	*
Dickert, Todd		20,000	20,000	—	*
Donia Hachem Revocable Trust	Donia Hachem	714,285	714,285	—	*
Durham, Robert Allen		142,856	142,856	—	*
Eagan, Brendon		35,715	35,715	—	*
Early, Richard E.		1,178,550	1,071,420	107,130	*
Erickson, Patricia S.		1,571,420	1,428,570	142,850	*
Erickson, Thomas F.		200,000	200,000	—	*
Esses, Sam		614,286	585,715	28,571	*
Evans, Darlene Anne		150,000	150,000	—	*
Evans, James A.		500,000	500,000	—	*
Fabricant, David		292,710	142,850	149,860	*

20

	Natural Person or Persons	Shares of		Shares of	Percentage of
	Persons Who Exercise	Common Stock		Common Stock	Common Stock
	Voting and/or Dispositive	Beneficially	Shares of	Beneficially	Beneficially
Name of Selling	Powers with Respect to	Owned Prior to	Common Stock	Owned After	Owned After
Stockholder	Securities	the Offering	Being Offered	the Offering	the Offering (1)
Fertitta, Thomas D.		20,000	20,000	—	*
Folkes, Marshall G. III		450,000	200,000	250,000	*
Galen, Richard A. & Susan C.		20,000	20,000	—	*
Gerrity, Daniel Michael		42,858	42,858	—	*
Gilbertson, Thomas F.		1,771,420	1,628,570	142,850	*
Haber, Maurice		30,000	30,000	—	*
Haddad, Charles, Jr.		1,414,260	1,414,260	—	*
Heninger, Spencer		50,000	50,000	—	*
Horberg Enterprises LP (2)	Howard T. Horberg	4,833,333	4,833,333	—	*
Ishani Limited Partnership	Parag A. Majmudar	142,857	142,857	—	*
J & S Parekh MD PA Defined Benefit Plan	Salene Parekh	785,700	785,700	—	*
John Martin Bloom Revocable Trust of February 21, 2003	John Martin Bloom	291,290	180,720	110,570	*
John W. Whearty, Trustee of the Anthony F. Hovey Living Trust dated 3-18-2008	John W. Whearty	8,929,638	5,000,000	3,929,638	2.9%
Jon M. Wickwire Trust	Jon M. Wickwire	462,494	75,000	387,494	*
JW Partners, LP	Jason Wild	21,000	21,000	—	*
Kohler, Steven L.		10,000	10,000	—	*
Krueger, Ross T.		1,921,420	1,478,570	442,850	*
Landry, Wilbert		550,000	500,000	50,000	*
Larios, Abigail		10,000	10,000	—	*
Lightman, Ezra (8)		25,000	25,000	—	*
Lin, Jen-Hsiang		428,571	428,571	—	*
Linda M. Ward		30,000	30,000	—	*
Loewenstein, Mark A. & Kangping K.		974,840	889,140	85,700	*
Loucks, David Craig		571,428	571,428	—	*
Loulakis, Michael C.		100,000	100,000	—	*
Lowery Enterprises, LLC	Robert Goodman	6,378,560	3,071,420	3,307,140	2.4%
Manuel, E. Pat		4,714,280	4,714,280	—	*
Marcus, Richard		257,130	157,130	100,000	*
Merdinger, Stanley		392,857	357,143	35,714	*
Merriwether, Christopher		142,857	142,857	—	*
Morrison, William T.		785,700	714,280	71,420	*
Mountain Ranch Partners Inc.	Mark Salaman	1,100,000	1,000,000	100,000	*
Murdock Oper 2	Matt Wilson	150,000	150,000	—	*
Nicozisis, Louis		35,000	35,000	—	*
Ott, Spencer		392,850	357,140	35,710	*
Oxenreiter, Thomas R. & Emily J. (3)		5,829,608	3,392,436	2,437,172	1.8%
Parekh, Selene & Zankhna		928,557	857,137	71,420	*
Porter, Todd Russell		510,000	10,000	500,000	*
Preston, Robert L.		50,000	50,000	—	*
Queyronze, Steven		392,850	392,850	—	*
Rahn, Jonathan		330,000	330,000	—	*
Raizman, Michael B.		200,000	200,000	—	*
Reduct NV	Peter Magnus	300,000	300,000	—	*
Ridge, Thomas J. (4)		246,196	50,000	196,196	*
Ringer, Dennis		1,100,000	1,000,000	100,000	*
Robert B. Greene Revocable Trust UAD 6/2/06, Robert B. Greene Trustee	Robert B. Greene	235,714	235,714	—	*

21

	Natural Person or Persons	Shares of		Shares of	Percentage of
	Persons Who Exercise	Common Stock		Common Stock	Common Stock
	Voting and/or Dispositive	Beneficially	Shares of	Beneficially	Beneficially
Name of Selling	Powers with Respect to	Owned Prior to	Common Stock	Owned After	Owned After
Stockholder	Securities	the Offering	Being Offered	the Offering	the Offering (1)
Ross, Jeff		75,000	75,000	—	*
Rubin, Seymore		471,429	428,572	42,857	*
Rubin, Seymore & Mark		2,200,000	2,200,000	—	*
Rucks, Robert R., Sr.		257,130	242,850	14,280	*
Rucks, Robert R., Sr. & Jeanne C.		55,000	55,000	—	*
Rutland, David Jason		428,572	428,572	—	*
Salaman, Steven		660,000	600,000	60,000	*
Schelich, Ardell J.		714,280	714,280	—	*
Shepard, Bret		2,865,360	2,604,880	260,480	*
Smith, Benjamin A.		3,146,067	3,146,067	—	*
Smith, Ian M.		3,346,067	3,146,067	200,000	*
Smith, Mark A. & Lesa A. (5)		35,732,684	12,073,069	23,659,615	17.2%
Story, Joseph L.		1,000,000	1,000,000	—	*
Sunlight Properties, LLC	Gregory Davis	142,857	142,857	—	*
Susskind, Horst		417,850	417,850	—	*
Swanson, Kent L.		50,000	50,000	—	*
Taggart, Robert H., Jr. (6)		2,960,810	795,810	2,165,000	1.6%
Taggart, Troy G. (7)		3,196,375	1,074,330	2,122,045	1.5%
Tamminga, Philip J.		442,860	407,150	35,710	*
TDF, LLC Safe Harbor 401(k) Plan FBO Thomas D. Fertitta	Thomas D. Fertitta	17,000	17,000	—	*
The Bacher Trust dated November 2, 2012	Daniel S. Bacher	35,715	35,715	—	*
The Landmarks Financial Corporation	Matthew Ragan	400,000	400,000	—	*
The Valafar Living Trust	Denise Valafar	157,130	142,850	14,280	*
Thorsen, Brian James		307,130	307,130	—	*
Toro Negro SA	Rick Weiner	428,570	428,570	—	*
Truitt, David		1,035,700	1,035,700	—	*
Tyson’s Management, LLC	Sam Misleh	142,857	142,857	—	*
Ubeda, Carlos		7,000	7,000	—	*
Ubeda, Hernan		10,000	10,000	—	*
Venture Source Inc.	Barry H. Freedman	25,000	25,000	—	*
Vesley, Scott		10,000	10,000	—	*
Werthan, Tom		30,000	30,000	—	*
Westerlund, Robert A.		28,571	28,571	—	*
Wilson, Lindsay Suzanne		142,858	142,858	—	*
Witz, Thomas		100,000	100,000	—	*
Wohlman Family Limited Partnership	Robert Wohlman	214,285	214,285	—	*
Wohlman, Douglas A.		157,142	157,142	—	*
Wu, Hao		731,750	731,750	—	*
Yulis, Ricardo		14,500	14,500	—	*

(1)	Assumes all shares of common stock being offered by the selling stockholder are sold.

(2)	Represents shares issuable upon conversion of promissory note, and upon exercise of warrants, issued to Horberg Enterprises LP.

(3)	Thomas R. Oxenreiter has served as Chief Financial Officer and Director of the Company since 2008.

(4)	Thomas J. Ridge served as a Director of the Company during 2012.

22

(5)	Mark A. Smith has served as Chief Executive Officer and Director of the Company since 2006.

(6)	Robert H. Taggart, Jr. provided services to the Company for a fee during the last three years.

(7)	Troy G. Taggart provided services to the Company for a fee during the last three years, and has served as the Company’s President since 2013.

(8)	Selling stockholder is an affiliate of a broker-dealer. The selling stockholder did not receive its securities as compensation for investment banking or similar services. At the time of purchase, the selling stockholder did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

*	Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information, as of March 4, 2015, regarding beneficial ownership of our common stock to the extent known to us, by:

(i) each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock or Series B Stock (each a “5% Stockholder”);

(ii) each Director;

(iii) each Named Executive Officer; and

(iv) all of our Directors and Named Executive Officers as a group.

We have determined beneficial ownership in accordance with the Rules of the SEC. Unless otherwise noted, we believe that each person named in the table has sole voting and investment power with respect to all shares of our common stock that he or she beneficially owns.

Applicable percentage ownership of common stock is based on 137,806,264 shares of common stock outstanding. For purposes of these tables, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 4, 2015 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised. Unless otherwise indicated, the address of each 5% Stockholder, Director and Named Executive Officer is 229 Howes Run Road, Sarver, PA 16055.

	Shares of Common Stock Beneficially Owned Prior to this Offering
Name of Beneficial Owner	Shares		%
Named Executive Officers and Directors:
Mark A. Smith	35,732,684	(1)	23.9
Thomas R. Oxenreiter	5,829,608	(2)	4.2
Troy G. Taggart	3,186,375	(3)	2.3
All executive officers and directors as a group (3) persons	44,748,667	(4)	29.0
Other 5% Stockholders:
Lesa Smith	24,695,764	(5)	17.9
Delta Networks Limited SA (6)	12,300,000	(7)	8.7
John W. Whearty, Trustee of the Anthony F. Hovey Living Trust dated 3-18-2008(8)	8,929,638	(9)	6.5
Matthew F. Bensen(10)	6,858,140	(11)	5.0
deLaski Family Foundation	7,150,587	(12)	5.2

(1)	Includes 23,941,764 shares of common stock jointly owned by Mr. Smith and his wife, Lesa A. Smith, and 11,790,920 shares of common stock issuable upon exercise of outstanding options, stock appreciation rights, and warrants.

23

(2)	Includes 3,392,436 shares of common stock jointly owned by Mr. Oxenreiter and his wife, Emily J. Oxenreiter, and 2,437,172 shares of common stock issuable upon exercise of outstanding options, stock appreciation rights, and warrants.

(3)	Includes 74,330 shares of common stock owned by a revocable trust controlled by Mr. Taggart, and 2,112,045 shares of common stock issuable upon exercise of outstanding options, stock appreciation rights, and warrants.

(4)	Includes 16,340,137 shares of common stock issuable upon exercise of outstanding options, stock appreciation rights, and warrants.

(5)	Represents 23,941,764 shares of common stock owned jointly by Mrs. Smith and her husband, Mark A. Smith; 377,000 shares of common stock owned by the 2000 Irrevocable Trust FBO Benjamin Smith, of which Mrs. Smith is the trustee; and 377,000 shares of common stock owned by the 2000 Irrevocable Trust FBO Ian Smith, of which Mrs. Smith is the trustee.

(6)	The address for Delta Networks Limited SA is Molenberglei 42, 2627 Scheibe, Belgium. Peter Magnus has voting and investment power over these securities.

(7)	Includes 300,000 shares of common stock owned by a wholly-owned subsidiary of Delta Networks, Ltd., SA, and 3,000,000 shares of common stock issuable upon exercise of outstanding warrants.

(8)	The address for John W. Whearty, Trustee of the Anthony F. Hovey Living Trust dated 3/18/2008 is 9115 SW Oleson Road, Suite 100, Portland, OR 97223.

(9)	Includes 500,000 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of Series B Stock and subsequent conversion of such shares of Series B Stock to common stock.

(10)	The address for Matthew F. Bensen is 20961, Nightshade Rd., Ashburn, VA 20147.

(11)	Includes 623,460 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of Series B Stock and subsequent conversion of such shares of Series B Stock to common stock.

(12)	The address for the deLaski Family Foundation is 1201 Connecticut Ave. NW, Suite 300, Washington, DC 20036.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 350,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that, in voting for election of directors, the persons receiving the greatest number of votes shall be elected as the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, and the capital requirements and financial condition of the Company. The payment of dividends, if any, will be within the discretion of the Company’s Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends.

In the event of our liquidation, dissolution or winding up, after payment of all our creditors and payment to the holders of Series B Stock of an amount equal to 150% of the original issue price of such shares of Series B Stock, holders of our common stock are entitled to receive, ratably with the holders of Series B Stock on an as-converted basis, our remaining net assets. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common or preferred stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of preferred stock, $.001 par value. Any voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of shares of the Company’s preferred stock are determined by the Board of Directors at issuance.

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On August 20, 2013, the Company filed a Certificate of Withdrawal of Certificate of Designation with the Secretary of State of Nevada to withdraw its previously filed Certificate of Designation establishing the Series A Convertible Preferred Stock of the Company. As of the date of such filing, there were no shares of Series A Convertible Preferred Stock outstanding.

On August 20, 2013, the Company filed a Certificate of Designation with the Secretary of State of Nevada to designate 5,000,000 shares of its preferred stock as Series B Convertible Preferred Stock (“Series B Stock”) for issuance by the Company. Each share of Series B Stock is convertible into ten shares of common stock at the option of the holder, or automatically upon the earliest to occur of: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act, in which shares of common stock are approved for listing on a national securities market, covering the offer and sale of common stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $30,000,000 and the public offering price per share of which equals or exceeds $2.10, before deduction of underwriters’ discounts and commissions; and (ii) the Company’s receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Series B Stock to the conversion of all then outstanding shares of Series B Stock.

The holders of Series B Stock have the same voting rights and dividend participation rights as holders of common stock in proportion to the number of shares of common stock the holders of Series B Stock would hold if those shares were converted to common stock. The holders of Series B Stock are entitled to a liquidation preference equal to 150% of the original issue price of such Series B Stock, after payment of which they participate in liquidation with the holders of common stock.

Warrants

The following warrants to purchase our common stock are outstanding:

Date issued	Number of Shares	Exercise Price	Expiration Date
January 24, 2008	87,545	$0.55	January 24, 2018
January 30, 2009	22,500	$0.55	January 30, 2019
September 29, 2009	195,300	$0.55	September 29, 2019
October 30, 2009	1,590,000	$1.00	March 6, 2019
January 7, 2010	250,000	$1.38	January 7, 2020
December 5, 2011	3,000,000	$0.10	December 5, 2016
December 1, 2012	225,000	$0.15	November 30, 2015
August 20, 2013	2,128,092	$0.25	August 20, 2018
September 30, 2013	128,570	$0.25	September 30, 2018
October 22, 2013	3,000,000	$0.50	December 31, 2015
January 16, 2015	1,600,000	$0.25	January 16, 2025
January 16, 2015	50,000	$0.25	January 16, 2020
February 16, 2015	1,000,000	$0.25	February 16, 2020

Options

On September 23, 2013, the Company adopted the 2013 Equity Incentive Plan (the “2013 Plan”), pursuant to which up to 25,000,000 shares of the Company’s common stock are available for grants of awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, and performance compensation awards to eligible employees, consultants, and directors, provided that no more than 15,000,000 shares of common stock may be granted as incentive stock options. The Board of Directors has reserved 25,000,000 shares of the Company’s common stock for issuance under the 2013 Plan. During the year ended December 31, 2013, the Company granted stock appreciation rights on 15,900,000 shares of common stock to eligible employees and consultants at an exercise price of $0.07 per share. During the nine months ended September 30, 2014, the Company issued stock appreciation rights on 96,000 shares of common stock with exercise prices ranging from $0.35 to $0.70 per share.

In 2007, the Company adopted the 2007 Stock Option Plan (the “2007 Plan”), pursuant to which the Compensation Committee of the Board of Directors (the “Committee”) may award grants of options to purchase up to 15,000,000 shares of the Company’s common stock to eligible employees, directors, and consultants, subject to exercise prices and vesting requirements determined by the Committee. On September 23, 2013, the Company reduced the number of shares of the Company’s common stock that may be subject to awards under the 2007 Plan to 9,050,000. The Board of Directors has reserved 9,050,000 shares of the Company’s common stock for issuance under the 2007 Plan.

Transfer Agent

Our Transfer Agent is Interwest Transfer Co., Inc. located at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84107.

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SHARES ELIGIBLE FOR FUTURE SALE

As of February 2, 2015, we had outstanding 131,535,677 shares of common stock.

Shares Covered by This Prospectus

The securities being offered by this prospectus are 104,608,484 shares of the Company’s common stock owned by the selling stockholders. All of the shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Other Shares Likely to Become Freely Tradable

Approximately 15,792,166 shares of our common stock are currently unrestricted and freely tradable on the OTC Pink Marketplace where the Company’s common stock trades. In addition, 104,608,484 shares of our common stock have been registered for sale pursuant to this prospectus upon the effectiveness of the related registration statement. Of our remaining outstanding shares, as of the date of this prospectus, some of such shares may be eligible for resale under Rule 144 under the Securities Act depending on (i) certain conditions relating to the Company or the shares themselves, including whether, among other things, (A) the Company is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and the Company has filed all required Exchange Act reports and material during the preceding twelve months (or such shorter period that the Company was required to file such reports), and (B) certain conditions relating to the investors who hold such shares, including, among other things, (i) the period for which such investors held such shares and (ii) such investor’s relationship with the Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of the Company’s common stock on the OTC Pink Marketplace, at fixed or negotiated prices or in any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares in transactions exempt from the registration requirements of the Securities Act, including under Rule 144 thereunder, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling security holder that a donee or pledgee intends to sell shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers. Each selling security holder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement, of which this prospectus is a part, shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under the registration statement of which this prospectus is a part.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any additional proceeds from the sale of the common stock registered under this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended articles of incorporation provide that none of our directors and officers shall be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of applicable law. We indemnify our directors and officers to the maximum extent permitted by Nevada law for the costs and liabilities of acting or failing to act in an official capacity. We also have insurance in the aggregate amount of $5 million for our directors and officers against all of the costs of such indemnification or against liabilities arising from acts or omissions of the insured person in cases where we may not have power to indemnify the person against such liabilities.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Certificate of Incorporation and Bylaws, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters have been passed upon on behalf of the Company by Sherrard, German & Kelly, P.C., Pittsburgh, Pennsylvania. Certain matters of Nevada Law are being passed upon by Woodburn and Wedge, Attorneys and Counselors at Law, Reno, Nevada.

EXPERTS

The consolidated balance sheets of Geospatial Corporation and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2013 have been audited by Goff Backa Alfera & Company, LLC, Certified Public Accountants, as stated in its report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the Common Stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such documents filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

As a result of the registration, we are subject to the full informational requirements of the Exchange Act and are required to file periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

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GEOSPATIAL CORPORATION

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Geospatial Corporation

We have audited the accompanying consolidated balance sheets of Geospatial Corporation (a Nevada corporation) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geospatial Corporation as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has incurred net losses since inception, operations and capital requirements since inception have been funded by sales of stock and advances from its chief executive officer and current liabilities exceed current assets by $4,890,766. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Goff Backa Alfera and Company, LLC
Pittsburgh, Pennsylvania
October 10, 2014

F-2

Geospatial Corporation and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,	December 31,
	2014	2013	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$181,104	$778,597	$3,928
Accounts receivable	162,300	264,750	—
Prepaid expenses and other current assets	271,508	119,426	109,309

Total current assets	614,912	1,162,773	113,237

Property and equipment:
Field equipment	339,079	141,891	36,363
Field vehicles	43,285	43,285	16,870

Total property and equipment	382,364	185,176	53,233
Less: accumulated depreciation	(96,443)	(25,417)	(3,760)

Net property and equipment	285,921	159,759	49,473

Total assets	$900,833	$1,322,532	$162,710

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$680,922	$889,856	$1,016,809
Accrued expenses	1,013,711	1,002,879	4,836,596
Due to related parties	95,405	65,786	878,913
Notes payable to related parties	—	—	676,629
Current portion of capital lease liability to related party	3,355	3,283	3,189
Senior convertible redeemable notes, net of deferred debt issue costs	1,487,015	1,456,006	1,414,331
Notes payable	249,739	136,280	332,877
Accrued registration payment arrangement	2,525,075	—	—

Total current liabilities	6,055,222	3,554,090	9,159,344

Non-current liabilities:
Notes payable	43,241	275,875	383,738
Capital lease liability to related party	7,611	10,136	13,419
Accrued registration payment arrangement	—	2,525,075	1,066,977
Other non-current liabilities	—	19,887	30,611

Total non-current liabilities	50,852	2,830,973	1,494,745

Total liabilities	6,106,074	6,385,063	10,654,089

Commitments and contingencies	—	—	—

Stockholders’ deficit:
Preferred stock:
Undesignated, $0.001 par value; 20,000,000, 20,000,000 and 3,425,000 shares authorized at September 30, 2014, December 31, 2013, and December 31, 2012, respectively; no shares issued and outstanding at September 30, 2014, December 31, 2013, and December 31, 2012	—	—	—
Series A Convertible Preferred Stock, $0.001 par value; 0, 0, and 1,575,000 shares authorized at September 30, 2014, December 31, 2013, and December 31, 2012, respectively; no shares issued and outstanding at September 30, 2014, December 31, 2013, and December 31, 2012	—	—	—
Series B Convertible Preferred Stock, $0.001 par value; 5,000,000, 5,000,000, and 0 shares authorized at September 30, 2014, December 31, 2013, and December 31, 2012, respectively; 530,049, 3,804,358, and 0 shares issued and outstanding at September 30, 2014, December 31, 2013, and December 31, 2012, respectively	530	3,804	—
Common stock, $.001 par value; 350,000,000, 350,000,000, and 100,000,000 shares authorized at September 30, 2014, December 31, 2013 and December 31, 2012, respectively; 125,681,606, 89,514,092, and 45,980,623 shares issued and outstanding at September 30, 2014, December 31, 2013, and December 31, 2012, respectively	125,682	89,514	45,981
Series B Convertible Preferred Stock subscribed	—	—	846,685
Additional paid-in capital	33,403,224	31,910,317	22,869,831
Accumulated deficit	(38,734,677)	(37,066,166)	(34,253,876)

Total stockholders’ deficit	(5,205,241)	(5,062,531)	(10,491,379)

Total liabilities and stockholders’ deficit	$900,833	$1,322,532	$162,710

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Geospatial Corporation and Subsidiaries
Consolidated Statements of Operations

	For the Years Ended		For the Nine Months Ended
	December 31,		September 30,
	2013	2012	2014	2013
			(Unaudited)
Sales	$556,088	$336,672	$254,151	$494,738
Cost of sales	193,321	145,916	145,626	162,781

Gross profit	362,767	190,756	108,525	331,957

Selling, general and administrative expenses	2,134,111	1,256,128	1,967,784	1,194,556

Net loss from operations	(1,771,344)	(1,065,372)	(1,859,259)	(862,599)

Other income (expense):
Interest expense, net of interest income	(422,802)	(335,900)	(119,254)	(380,521)
Gain on extinguishment of debt	909,682	1,733	310,002	909,682
Registration payment arrangements	(1,527,826)	—	—	—
Other income	—	8,038	—	—

Total other income (expenses)	(1,040,946)	(326,129)	190,748	529,161

Net loss before income taxes	(2,812,290)	(1,391,501)	(1,668,511)	(333,438)

Provision for income taxes	—	—	—	—

Net loss	$(2,812,290)	$(1,391,501)	$(1,668,511)	$(333,438)

Basic and fully-diluted net loss per share of common stock	$(0.05)	$(0.03)	$(0.02)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Geospatial Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Deficit
For the Years Ended December 31, 2013 and 2012 (Audited); and for the Nine Months Ended September 30, 2014 (Unaudited)

					Series B
					Convertible	Additional
	Preferred Stock		Common Stock		Preferred Stock	Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Subscribed	Capital	Deficit	Total

Balance, December 31, 2011	—	$—	43,935,623	$43,936		$22,728,726	$(32,862,375)	$(10,089,713)

Issuance of common stock for registration penalty	—	—	45,000	45	—	3,105	—	3,150

Issuance of common stock for services	—	—	2,000,000	2,000	—	138,000	—	140,000

Series B Convertible Preferred Stock subscribed	—	—	—	—	631,685	—	—	631,685

Series B Convertible Preferred Stock subscribed in settlement of liabilities	—	—	—	—	215,000	—	—	215,000

Net loss for the year ended December 31, 2012	—	—	—	—	—	—	(1,391,501)	(1,391,501)

Balance, December 31, 2012	—	—	45,980,623	45,981	846,685	22,869,831	(34,253,876)	(10,491,379)

Issuance of common stock for registration penalty	—	—	996,120	996	—	68,732	—	69,728

Issuance of common stock in settlement of liabilities	—	—	30,280,922	30,281	—	4,459,384	—	4,489,665

Sale of common stock, net of issuance costs	—	—	5,124,287	5,124	—	1,367,846	—	1,372,970

Sale of Series B Convertible Preferred Stock, net of issuance costs	3,280,270	3,281	—	—	(631,685)	2,501,067	—	1,872,663

Issuance of Series B Convertible Preferred Stock in settlement of liabilites	1,237,302	1,237	—	—	(215,000)	649,875	—	436,112

Conversion of Series B Convertible Preferred Stock to common stock	(713,214)	(714)	7,132,140	7,132	—	(6,418)	—	—

Net loss for the year ended December 31, 2013	—	—	—	—	—	—	(2,812,290)	(2,812,290)

Balance, December 31, 2013	3,804,358	3,804	89,514,092	89,514	—	31,910,317	(37,066,166)	(5,062,531)

Sale of common stock, net of issuance costs	—	—	6,391,751	6,392	—	2,229,694	—	2,236,086

Exercise of warrants to purchase common stock, net of issuance costs	—	—	21,428	21	—	5,311	—	5,332

Exercise of warrants to purchase Series B Convertible Preferred Stock, net of issuance costs	106,745	107	—	—	—	266,464	—	266,571

Conversion of Series B Convertible Preferred Stock to common stock	(3,381,054)	(3,381)	33,810,540	33,811	—	(30,430)	—	—

Repurchase of shares of common stock for cancellation	—	—	(4,321,205)	(4,321)	—	(1,110,367)	—	(1,114,688)

Issuance of common stock for services	—	—	165,000	165	—	82,335	—	82,500

Issuance of common stock in settlement of liabilities	—	—	100,000	100	—	49,900	—	50,000

Net loss for the nine months ended September 30, 2014	—	—	—	—	—	—	(1,668,511)	(1,668,511)
							.
Balance, September 30, 2014	530,049	$530	125,681,606	$125,682	$—	$33,403,224	$(38,734,677)	$(5,205,241)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Geospatial Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	For the Years Ended		For the Nine Months Ended
	December 31,		September 30,
	2013	2012	2014	2013
			(Unaudited)

Cash flows from operating activities:
Net loss	$(2,812,290)	$(1,391,501)	$(1,668,511)	$(333,438)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	21,657	3,760	71,026	15,427
Amortization of deferred debt issue costs	27,814	42,953	—	27,814
Gain on extinguishment of debt	(909,682)	(1,733)	(310,002)	(909,682)
Accrued registration payment arrangement	1,527,826	—	—	—
Issuance of common stock for services	—	140,000	82,500	—
Accrued interest payable	375,187	274,021	108,812	338,897
Changes in operating assets and liablities:
Accounts receivable	(264,750)	10,550	102,450	(203,400)
Costs and estimated earnings in excess of billings on uncompleted contracts	—	21,789	—	—
Prepaid expenses and other current assets	(10,117)	(41,695)	(152,082)	(68,963)
Accounts payable	(91,074)	6,742	73,265	471,449
Accrued expenses	(35,134)	359,109	10,832	(174,169)
Billings in excess of costs and estimated earnings on uncompleted contracts	—	(86,195)	—	—
Due to related parties	29,029	82,086	29,619	(562,359)
Other long-term liabilities	(10,724)	30,611	(19,887)	(7,813)

Net cash used in operating activities	(2,152,258)	(549,503)	(1,671,978)	(1,406,237)

Cash flows from investing activities:
Purchase of property, plant and equipment	(131,943)	(36,363)	(197,188)	(88,840)

Net cash used in investing activities	(131,943)	(36,363)	(197,188)	(88,840)

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	150,000	—	—
Principal payments on notes payable	(183,574)	(350,478)	(119,175)	(145,078)
Principal payments on capital lease liabilities	(3,189)	(262)	(2,453)	(2,383)
Proceeds from sale of common stock, net of offering costs	1,372,970	—	2,236,086	104,839
Proceeds from sale of Series B Convertible Preferred Stock, net of offering costs	1,872,663	631,685	—	1,790,005
Proceeds from exercise of warrants to purchase common stock, net of offering costs	—	—	5,332	—
Proceeds from exercise of warrants to purchase Series B Convertible Preferred Stock, net of offering costs	—	—	266,571	—
Repurchase of shares of common stock for cancellation	—	—	(1,114,688)	—

Net cash provided by financing activities	3,058,870	430,945	1,271,673	1,747,383

Net change in cash and cash equivalents	774,669	(154,921)	(597,493)	252,306

Cash and cash equivalents at beginning of period	3,928	158,849	778,597	3,928

Cash and cash equivalents at end of period	$778,597	$3,928	$181,104	$256,234

Supplemental disclosures:
Cash paid during period for interest	$47,615	$18,926	$10,442	$13,810
Cash paid during period for income taxes	—	—	—	—
Non-cash transactions:
Issuance of common stock for registration penalty	69,728	—	—	3,150
Issuance of common stock for services	—	140,000	82,500	—
Issuance of common stock in settlement of liabilities	4,489,665	—	50,000	1,489,665
Acquisition of property, plant and equipment through capital lease	—	16,870	—	—
Conversion of note payable to Series B Convertible Preferred Stock subscription	—	215,000	—	—
Issuance of Series B Convertible Preferred Stock in settlement of liabilities	651,112	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 1 – Summary of Significant Accounting Policies

This summary of significant accounting policies of Geospatial Corporation, a Nevada corporation, formerly known as Geospatial Holdings, Inc., (the “Company”), is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company utilizes innovative technologies to acquire and manage data related to underground assets. The Company’s services include pipeline data acquisition and professional data management. The Company also provided utility locating services through March, 2011. The Company is located in Sarver, Pennsylvania, and provides services throughout the United States.

Consolidation

The Company’s financial statements include wholly-owned subsidiaries Geospatial Mapping Systems, Inc. and Utility Services and Consulting Corporation (“USCC”). USCC ceased operations in March, 2011. All material intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of September 30, 2014, the consolidated statements of operations and statements of cash flows for the nine months ended September 30, 2014 and 2013 and the consolidated statement of changes in stockholders’ deficit for the nine months ended September 30, 2014 are unaudited. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements; and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of September 30, 2014, and the results of its operations and its cash flows for the nine months ended September 30, 2014 and 2013. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2014 and 2013 are unaudited. The results for the nine months ended September 30, 2014 are not necessarily indicative of results to be expected for the year ending December 31, 2014, or any other interim periods, or any future year or period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

•	Estimated useful lives of property and equipment;

•	Estimated costs to complete fixed-price contracts;

•	Realization of deferred income tax assets;

•	Estimated number and value of shares to be issued pursuant to registration payment arrangements.

These estimates are discussed further throughout these Notes to Financial Statements.

Going Concern

Since its inception, the Company has incurred net losses. In addition, the Company’s operations and capital requirements have been funded since its inception by sales of its common stock and advances from its chief executive officer. At September 30, 2014, the Company’s current liabilities exceeded its current assets by $5,440,310, and total liabilities exceeded total assets by $5,205,241. Those factors create an uncertainty about the Company’s ability to continue as a going concern. The Company’s management has implemented plans to secure financing sufficient for the Company’s operating and capital requirements, and to negotiate settlements or extensions of existing liabilities. There can be no assurance that such efforts will be successful. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-7

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 1 – Summary of Significant Accounting Policies (continued)

Accounting Method

The Company’s financial statements are prepared on the accrual method of accounting.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are presented in the balance sheet net of estimated uncollectible amounts. The Company records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. The Company had no allowance for doubtful accounts at September 30, 2014, and December 31, 2013 and 2012.

Property and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes, and accelerated methods for tax purposes, based on estimated useful lives ranging from three to ten years. Depreciation expense was $71,026 for the nine months ended September 30, 2014, and $21,657 and $3,760 for the years ended December 31, 2013 and 2012, respectively.

Expenditures for major renewals and betterments that materially extend the useful lives of assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The Company leases equipment under leases with terms of three years. Each lease is analyzed using the criteria in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 840, Leases, to determine whether the lease is a capital or operating lease. Capital leases are recorded at the inception of the lease as property and equipment, and a capital lease liability of the same amount, at the lesser of the fair value of the leased asset or the present value of the minimum lease payments. Assets recorded under capital lease agreements are depreciated over their estimated useful lives. Depreciation of assets recorded under capital leases is included with depreciation expense related to owned assets. At September 30, 2014, assets under capital leases and the related accumulated depreciation amounted to $16,870 and $6,326, respectively. At December 31, 2013, assets under capital leases and the related accumulated depreciation amounted to $16,870 and $3,796, respectively. At December 31, 2012, assets under capital leases and the related accumulated depreciation amounted to $16,870 and $422, respectively.

Revenue Recognition

The Company records revenue when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The price to the buyer is fixed or determinable; and

•	Collectibility is reasonably assured.

Substantially all of the Company’s services are rendered under the following types of contracts:

Fixed-price contracts are contracts in which the Company’s clients are billed at defined milestones for an agreed amount negotiated in advance for a specified scope of work. Revenues for fixed-price contracts are recognized under the percentage-of-completion method of accounting, whereby revenues are recognized ratably as those contracts are performed. This rate is based primarily on the proportion of contract costs incurred to date to total contract costs projected to be incurred for the entire project, or the proportion of measurable output completed to date to total output anticipated for the entire project.

F-8

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 1 – Summary of Significant Accounting Policies (continued)

Units of delivery contracts are contracts in which the Company’s clients are billed an agreed amount for each unit of service, as defined in the contract, that is delivered to the client. Revenues for units of delivery contracts are recognized as each unit of service is completed.

Time-and-materials contracts are contracts in which the Company and the client negotiate billing rates, typically hourly, and bill based on the actual time expended, plus other direct costs incurred in connection with the contract. Revenues for time-and-materials contracts are recognized as the services are rendered.

Advance customer payments are recorded as deferred revenue until such time as the related services are rendered or performed.

Revenues are recorded net of sales taxes collected.

Deferred Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the term of the related debt.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryovers.

The Company currently has a deferred tax asset resulting from differences in accounting methods for financial reporting and income tax reporting purposes. This deferred tax asset is completely offset by a valuation allowance due to the uncertainty of realization.

The Company is subject to taxation in various jurisdictions. The Company continues to remain subject to examination by U.S. federal authorities and various state authorities for the years 2009 through 2012. Due to financial constraints, the Company has not filed its federal and state tax returns for 2009 through 2013.

Stock-Based Payments

The Company accounts for its stock-based compensation in accordance with FASB ASC 718, Stock Compensation. The Company records compensation expense for employee stock options at the fair value of the stock options at the grant date, amortized over the vesting period. The Company records expense for stock options, warrants, and similar grants issued to non-employees at their fair value at the grant date, or the fair value of the consideration received, whichever is more readily available.

Registration Payment Arrangements

The Company is contractually obligated to issue shares of its common stock to certain investors for failure to register shares of its common stock under the Securities Act of 1933, as amended (the “Securities Act”). The Company has recorded a liability for the estimated number of shares to be issued at the fair value of the stock to be issued. The Company measures fair value by the price of its common stock at its most recent sale. The Company reviews its estimate of the number of shares to be issued and the fair value of the stock to be issued quarterly. The liability is included on the Consolidated Balance Sheet under the heading “accrued registration payment arrangement,” and amounted to $2,525,075 at September 30, 2014 and December 31, 2013, and $1,066,977 at December 31, 2012. Gains or losses resulting from changes in the carrying amount of the liability are included in the Consolidated Statement of Operations in other income and expense under the heading “registration payment arrangements”, which amounted to a loss of $1,527,826 during the year ended December 31, 2013. There was no such gain or loss during the nine months ended September 30, 2014 or the year ended December 31, 2012.

Segment Reporting

The Company operates as one segment. Accordingly, no segment reporting is presented.

F-9

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 1 – Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

The Company has reviewed accounting pronouncements and interpretations thereof that have effective dates during the periods reported and in future periods. The Company believes that the following impending standards may have an impact on its future filings. The applicability of any standard will be evaluated by the Company and is still subject to review by the Company.

In July, 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-11, Liabilities (Topic 405): Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 provides guidance on the financial statement presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The Company adopted ASU 2013-11 effective January 1, 2014. The Company’s adoption of ASU 2013-11 did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a new revenue recognition standard that supersedes the existing standard and eliminates all industry-specific standards. The largely principles-based standard provides a comprehensive framework that can be applied to all contracts with customers, regardless of industry-specific or transaction-specific fact patterns. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Entities should apply the five-step model outlined in the standard to achieve that core principal. The standard will be effective for us on January 1, 2017, and may be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently assessing the financial statement impact of adopting this new standard.

Recent Accounting Pronouncements (continued)

In June 2014, FASB issued ASU 2014-12, Compensation – Stock Compensation (Topic 718), an update regarding accounting for share-based payments for which the terms of an award provide that a performance target could be achieved after the requisite service period. That is the case when an employee is eligible to retire or otherwise terminate employment before the end of the period in which a performance target could be achieved and still be eligible to vest in the award if and when the performance target is achieved. The updated standard clarifies that such awards should be treated as a performance condition that affects vesting. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The standard will be effective for us on January 1, 2016, and may be applied either prospectively or retrospectively. We are currently assessing the financial statement impact of adopting this new standard.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), which provides authoritative guidance regarding management’s evaluation of conditions or events that raise substantial doubts about an entity’s ability to continue as a going concern, management’s plans to mitigate the effect of the conditions or events that raise such doubts, and disclosure requirements for entities in which there exists a substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 will be effective for us on January 1, 2017. Early application is permitted. We are currently assessing the financial statement impact of adopting this new standard.

Note 2 – Capital Stock

The Company has authorized 350,000,000 shares of common stock with a par value of $0.001 per share. Each outstanding share of common stock entitles the holder to one vote on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of common stock. Upon the Company’s liquidation, common stockholders are entitled to a pro-rata share of assets, if any, after payment of creditors and preferred stockholders.

F-10

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 2 – Capital Stock (continued)

The Company has authorized 25,000,000 shares of preferred stock with a par value of $0.001 per share. All powers and rights of the shares of preferred stock are determined by the Company’s Board of Directors at issuance.

On December 11, 2009, the Company filed a Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock of Geospatial Holdings, Inc. (the “Certificate of Designations”) with the State of Nevada. The Certificate of Designations designated 1,575,000 shares of Series A Convertible Preferred Stock (“Series A Stock”) for issuance by the Company. Each share of Series A Stock was convertible to shares of common stock in accordance with the terms of the Certificate of Designations. Each holder of Series A Stock was entitled to the number of votes equal to the number of shares of common stock into which the Series A Stock may be converted. The holders of Series A Stock were entitled to a liquidation preference equal to the original issue price, and a dividend preference over the holders of common stock. All shares of Series A were automatically converted to common stock on June 7, 2010. On August 20, 2013, the Company filed a Certificate of Withdrawal of Certificate of Designation to withdraw the Series A Stock.

On August 20, 2013, the Company filed a Certificate of Designation to designate 5,000,000 shares of Series B Convertible Preferred Stock (“Series B Stock”) for issuance by the Company. Each share of Series B Stock is convertible to ten shares of common stock at the option of the holder, or automatically upon the occurrence of certain events. The holders of Series B Stock have the same voting rights and dividend participation rights as common stockholders in proportion to the number of shares of common stock the holders of Series B Stock would hold if those shares were converted to common stock. The holders of Series B stock are entitled to a liquidation preference of 150% of the original issue price, after payment of which they participate in liquidation with the holders of common stock.

The Company entered into a series of Subscription and Purchase Agreements with certain investors dated October 9, 2009 (the “October 2009 Subscription Agreement”) in connection with the sale of 2,000,000 shares of the Company’s common stock (the “October 2009 shares”). Pursuant to the October 2009 Subscription Agreement, the Company agreed to register the October 2009 shares under the Securities Act by March 1, 2010. The Company failed to register the October 2009 shares by March 1, 2010, and consequently each investor that invested pursuant to the October 2009 Subscription Agreement is entitled to receive an additional allocation of 2% of its portion of the October 2009 Shares for each 30-day period that elapses after March 1, 2010, subject to certain restrictions.

The Company entered into a series of Subscription and Purchase Agreements with certain investors dated December 14, 2009 (the “December 2009 Subscription Agreement”) in connection with the sale of 1,500,000 shares of the Company’s Series A Stock (the “December 2009 shares”). Each share of Series A Stock subsequently converted to 1.25 shares of the Company’s common stock. Pursuant to the December 2009 Subscription Agreement, the Company agreed to register the December 2009 shares under the Securities Act by March 1, 2010. The Company failed to register the December 2009 shares by March 1, 2010, and consequently each investor that invested pursuant to the December 2009 Subscription Agreement is entitled to receive an additional allocation of 2% of its portion of the December 2009 Shares for each 30-day period that elapses after March 1, 2010, subject to certain restrictions.

The Company entered into a series of Subscription and Purchase Agreements with certain investors dated March 19, 2010 (the “March 2010 Subscription Agreement”) in connection with the sale of 8,589,771 shares of the Company’s common stock (the “March 2010 shares”). Pursuant to the March 2010 Subscription Agreement, the Company agreed to register the March 2010 shares under the Securities Act by September 1, 2010. The Company failed to register the March 2010 shares by September 1, 2010, and consequently each investor that invested pursuant to the March 2010 Subscription Agreement is entitled to receive an additional allocation of 2% of its portion of the March 2010 Shares for each 30-day period that elapses after September 1, 2010, subject to certain restrictions.

The Company entered into a series of Subscription and Purchase Agreements with certain investors dated April 6, 2010 (the “April 2010 Subscription Agreement”) in connection with the sale of 112,000 shares of the Company’s common stock (the “April 2010 shares”). Pursuant to the April 2010 Subscription Agreement, the Company agreed to register the April 2010 shares under the Securities Act by September 1, 2010. The Company failed to register the April 2010 shares by September 1, 2010, and consequently each investor that invested pursuant to the April 2010 Subscription Agreement is entitled to receive an additional allocation of 2% of its portion of the April 2010 Shares for each 30-day period that elapses after September 1, 2010, subject to certain restrictions.

The Company entered into a series of Subscription and Purchase Agreements dated October 15, 2010 (the “October 2010 Subscription Agreement”) in connection with the issuance of $1,155,000 of 10% Senior Secured Redeemable Notes (the “Senior Notes”). Pursuant to the October 2010 Subscription Agreement, the Company agreed to register the common stock into which the Senior Notes are convertible (the “Conversion Shares”) by April 15, 2011. The Company failed to register the Conversion Stock by April 15, 2011, and consequently each investor that invested pursuant to the October 2010 Subscription Agreement is entitled to receive an additional allocation of 2% of its portion of the Conversion Shares for each 30-day period that elapses after April 15, 2011, subject to certain restrictions.

F-11

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 2 – Capital Stock (continued)

The Company has recorded a liability for its obligation to issue shares for failure to register shares pursuant to the October 2009 Subscription Agreement, the December 2009 Subscription Agreement, the March 2010 Subscription Agreement, the April 2010 Subscription Agreement, and the October 2010 Subscription Agreement (collectively, the “Subscription Agreements”). There is no limitation to the maximum potential consideration to be paid for failure to register shares pursuant to the Subscription Agreements. The liability for accrued registration payment arrangements was $2,525,075 at September 30, 2014 and December 31, 2013, and $1,066,977 at December 31, 2012.

On June 22, 2014, the Company and its officers entered into a Settlement Agreement (the “Brooks Settlement Agreement”) with a group of investors (the “Brooks Investors”), to settle a lawsuit filed by the Brooks Investors against the Company and its officers in the Court of Common Pleas of Butler County, Pennsylvania. Pursuant to the Brooks Settlement Agreement, the Company acquired all shares of the Company’s common stock owned by the Brooks Investors, and the Brooks Investors agreed to forego their rights to receive additional shares for the Company’s failure to register shares pursuant to the October 2009 Subscription Agreement, the December 2009 Subscription Agreement, and the March 2010 Subscription Agreement. The Company acquired 4,321,205 shares of common stock from the Brooks Investors in consideration for $1,114,688, and agreed to cancel the shares.

Note 3 – Accrued Expenses

Accrued expenses consisted of the following:

	September 30,	December 31,	December 31,
	2014	2013	2012
License fees	$—	$—	$3,000,000
Payroll and taxes	747,456	838,248	1,419,295
Damage claims	—	12,646	46,804
Accounting	119,454	75,485	112,101
Insurance	73,819	30,486	24,131
Contractors and subcontractors	4,750	11,569	—
Other	68,232	34,445	234,265

Accrued expenses	$1,013,711	$1,002,879	$4,836,596

Note 4 – Related-Party Transactions

The Company leases its headquarters building from Mark A. Smith, the Company’s Chairman and Chief Executive Officer. The building has approximately 3,200 square feet of office space, and is used by the Company’s corporate, technical, and operations staff. The Company incurred $58,500 of lease expense for this building in the nine months ended September 30, 2014, and $78,000 of lease expense in each of the years ended December 31, 2013 and 2012. The lease is cancellable by either party upon 30 days’ notice.

At December 31, 2011, the Company owed Mr. Smith $162,354 on a note payable (the “Smith Note”). Interest on the Smith Note at 8% amounted to $8,336, and $13,514 for the years ended December 31, 2013 and 2012, respectively. The balance due on the Smith Note was $175,867 at December 31, 2012.

At December 31, 2011, the Company owed Mr. Smith $35,818 on a convertible note payable (the “Convertible Note”). The Convertible Note was convertible to the Company’s common stock at a price of $1.00 per share. Interest on the Convertible Note at 8% amounted to $1,839, and $2,981 for the years ended December 31, 2013 and 2012, respectively. The balance due on the note was $38,799 at December 31, 2012.

At December 31, 2011, the Company owed Mr. Smith $152,489 on a demand note payable (the “Demand Note”). Interest on the Demand Note at 8% amounted to $7,830 and $12,692 for the years ended December 31, 2013 and 2012, respectively. The balance due on the note was $165,182 at December 31, 2012.

F-12

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 4 – Related-Party Transactions (continued)

On November 9, 2012, the Company and Mr. Smith entered into a Lease Agreement, pursuant to which the Company leases a field vehicle from Mr. Smith. The lease is for 60 months, and is for substantially the same terms for which Mr. Smith leases the vehicle from the manufacturer. Interest on the lease amounted to $268 for the nine months ended September 30, 2014, and $439 and $41 for the years ended December 31, 2013 and 2012, respectively. The lease is recorded as a capital lease. At September 30, 2014, gross assets recorded under the lease and associated accumulated depreciation were $16,870 and $6,326, respectively. Future minimum payments under the capital lease are as follows as of September 30, 2014:

Balance of 2014	$907
Year ending December 31, 2015	3,628
Year ending December 31, 2016	3,628
Year ending December 31, 2017	3,326
Thereafter	—
Total minimum payments	11,489
Less: minimum interest payments	(524)
Minimum principal payments	$10,965

On August 20, 2013, the Company and Mr. Smith entered into a Conversion Agreement (the “Smith Conversion Agreement”), pursuant to which liabilities totaling $1,253,644 were converted to 17,909,203 shares of the Company’s common stock and warrants to purchase 1,790,920 shares of the Company’s common stock at an exercise price of $0.25 per share. The liabilities to Mr. Smith included $573,635 of accrued salary, $282,156 of unreimbursed business expenses and unpaid rent for the Company’s offices, $184,204 for unpaid principal and accrued interest on the Smith Note, $40,638 for unpaid principal and accrued interest on the Convertible Note, and $173,011 for unpaid principal and accrued interest on the Demand Note. As required by the Smith Conversion Agreement, the Company paid taxes owed by Mr. Smith as a result of the conversion in the amount of $57,887. In addition to the liabilities to Mr. Smith converted pursuant to the Smith Conversion Agreement, the Company agreed to use reasonable commercial efforts to pay additional accrued salary of $97,500, and additional unreimbursed business expenses and unpaid rent of $21,366.

On August 20, 2013, the Company and Thomas R. Oxenreiter, the Company’s Chief Financial Officer, entered into a Conversion Agreement (the “Oxenreiter Conversion Agreement”), pursuant to which accrued salary of $223,959 and unreimbursed business expenses of $12,062 were converted to 3,371,719 shares of the Company’s common stock and warrants to purchase 337,172 shares of the Company’s common stock at an exercise price of $0.25 per share. As required by the Oxenreiter Conversion Agreement, the Company paid taxes owed by Mr. Oxenreiter as a result of the conversion in the amount of $18,925. In addition to the liabilities to Mr. Oxenreiter converted pursuant to the Conversion Agreement, the Company agreed to use reasonable commercial efforts to pay additional accrued salary of $31,250, and additional unreimbursed business expenses of $1,759.

In 2010, the Company entered into a Strategic Advisory Agreement (the “Strategic Advisory Agreement”) with Pace Global Energy Services, LLC (“Pace”) and Ridge Global, LLC (“Ridge”) to provide the Company with certain strategic advisory and other support services. Pursuant to the Strategic Advisory Agreement, the Company issued Pace and Ridge warrants to purchase 1,600,000 and 2,400,000 shares, respectively, of the Company’s common stock. The warrants expired on March 2, 2012. Further, pursuant to the Strategic Advisory Agreement, the Company agreed to expand the number of members of the Company’s board of directors from three to five, and to appoint Timothy F. Sutherland, chairman and chief executive officer of Pace, and Thomas J. Ridge, president and chief executive officer of Ridge, to fill the newly-created vacancies. The fees due pursuant to the Strategic Advisory Agreement amounted to $560,000 at December 31, 2012.

On October 19, 2010, the Company, Pace, and Ridge entered into a Fee Deferral Agreement and Promissory Note (the “Promissory Note”), pursuant to which the company memorialized $238,030 of unpaid accounts payable to the Promissory Note bearing interest at 10% per annum. Interest on the Promissory Note totaled $4,864 for the nine months ended September 30, 2013, and $28,349 and $25,575 for the years ended December 31, 2012 and 2011, respectively. The balance due on the Promissory Note was $296,781 at December 31, 2012.

Mr. Sutherland resigned his position on the Company’s Board of Directors on February 6, 2012, and Mr. Ridge resigned his position on the Company’s Board of Directors on May 31, 2012.

F-13

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 4 – Related-Party Transactions (continued)

On February 28, 2013, the Company, Pace, and Ridge, Mr. Sutherland, and Mr. Ridge entered into a Mutual Termination and Release Agreement, which terminated all prior agreements and released all parties from all obligations related to all prior agreements, including the Promissory Note. As a result of the Mutual Termination and Release Agreement, the Company recorded a gain on extinguishment of debt of $861,645.

Note 5 – Senior Convertible Redeemable Notes

On October 15, 2010, the Company entered into a series of Senior Notes with certain investors. The initial principal amount of the Senior Notes totaled $1,155,000. Interest accrues on the Senior Notes at 10% per annum, payable quarterly by increasing the principal amounts of the Senior Notes. Upon certain instances of default, the interest rate may increase to 12% per annum. The principal and unpaid interest on the Senior Notes was due after 15 months, and was extendable for three additional six-month periods. The principal and unpaid interest on the Senior Notes is convertible at the option of the holders of the Senior Notes into the Company’s common stock at $0.50 per share.

On July 31, 2013, the Company entered into a Note Conversion Agreement with a holder of a Senior Note pursuant to which the Senior Note’s outstanding principal and interest of $132,342 were converted to 189,060 shares of the Company’s Series B Stock and warrants to purchase 18,906 shares of the Company’s Series B Stock.

On June 22, 2014, a Senior Note was extinguished pursuant to the Brooks Settlement Agreement, resulting in a gain on extinguishment of debt of $77,803.

The balance due on the Senior Notes amounted to $1,487,015 at September 30, 2014, and $1,456,006 and $1,414,331 at December 31, 2013 and 2012, respectively.

Note 6 – Notes Payable

Current notes payable consisted of the following:

	September 30, 2014	December 31, 2013	December 31, 2012
Note payable to an individual due February 1, 2013, bearing interest at 10% plus shares of Series B Stock	$—	$—	$180,313

Current portion of long-term notes payable	249,739	136,280	152,564
Current notes payable	$249,739	$136,280	$342,152

Long-term notes payable consisted of the following:

	September 30, 2014	December 31, 2013	December 31, 2012
Notes payable under settlement agreements with former employees, payable monthly with terms of up to 39 months, with interest rates ranging from 0% to 4%	$235,739	$340,154	$462,526

Notes payable under settlement agreements with vendors, payable monthly with terms of up to 60 months, with interest rates ranging from 0% to 32%	57,241	72,001	73,776
Total long-term notes payable	292,980	412,155	536,302

Less: current portion	(249,739)	(136,280)	(152,564)
Long-term notes payable, less current portion	$43,241	$275,875	$383,738

F-14

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 6 – Notes Payable (continued)

Future maturities of long-term debt are as follows as of September 30, 2014:

Balance of 2014	$28,798
Year ending December 31, 2015	224,441
Year ending December 31, 2016	14,000
Year ending December 31, 2017	14,000
Year ending December 31, 2018	11,741
Thereafter	—
$292,980

Note 7 – Commitments and Contingencies

Reduct License Agreement

The Company, Reduct N.V., a Belgian company (“Reduct”), and Delta Networks, S.A., a Luxembourg company (“Delta”), the owner of substantially all the stock of Reduct, were parties to an Amended and Restated Exclusive License and Distribution Agreement dated December 15, 2009 (the “License Agreement”), pursuant to which Reduct granted the Company an exclusive license to promote, market, use, and distribute certain Reduct products and technology. On December 16, 2010, Reduct issued the Company a notice of termination under the License Agreement, and terminated the License Agreement effective January 17, 2011. At the time of termination, the Company owed Reduct $3.0 million under the License Agreement, and Reduct claimed the Company was liable for accelerated payments of future license fees under the License Agreement.

On May 10, 2013, the parties to the License Agreement entered into a Mutual Release and Settlement Agreement (the “Reduct Settlement”), pursuant to which the parties agreed to terminate all obligations arising from the License Agreement and all prior agreements in consideration for (i) the Company issuing to Delta 9,000,000 shares of common stock; (ii) the Company issuing Delta warrants to purchase 3,000,000 shares of common stock exercisable at $0.50 per share through December 31, 2015; and (iii) the Company placing orders for Reduct equipment totaling $300,000 over nine months following the close of the Company’s Series B Stock financing. The Company has issued Delta the shares of common stock and the warrants to purchase common stock, and has completed its equipment purchase requirements.

The Company must deliver additional shares of common stock to Delta in the event that the Company sells its stock for less than $0.07 per share. This anti-dilution provision expires if Delta’s shares become registered with the U.S. Securities and Exchange Commission and the Company raises at least $5.0 million in cash from the sale of its capital stock, including the Series B Stock financing.

Bank Deposits

The Company maintains its cash in bank deposit accounts at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The bank accounts at times exceed FDIC limits. The Company has not experienced any losses on such accounts.

Legal Matters

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. The Company believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or the results of operations of the Company.

F-15

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 8 – Income Taxes

The Company’s provision for (benefit from) income taxes is summarized below:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Current:
Federal	$—	$—	$—
State	—	—	—
	—	—	—
Deferred:
Federal	(523,091)	(402,364)	(455,570)
State	(166,061)	(127,735)	(144,626)
	(689,152)	(530,098)	(600,196)
Total income taxes	(689,152)	(530,098)	(600,196)

Less: valuation allowance	689,152	530,098	600,196

Net income taxes	$—	$—	$—

The reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	6.5	6.5	6.5
Valuation allowance	(41.5)	(41.5)	(41.5)

Effective rate	0.0%	0.0%	0.0%

Significant components of the Company’s deferred tax assets and liabilities are summarized below. A valuation allowance has been established as realization of such assets has not met the more-likely-than-not threshold requirement under FASB ASC 740.

	September 30, 2014	December 31, 2013	December 31, 2012
Start-up costs	$49,783	$57,158	$66,991
License fees	—	—	356,597
Depreciation	(48,820)	(14,985)	20,903
Accrued expenses	192,506	260,295	1,758,367
Net operating loss carryforward	14,714,182	13,916,030	11,476,542

Deferred income taxes	14,907,651	14,218,498	13,688,401

Less: valuation allowance	(14,907,651)	(14,218,498)	(13,688,401)

Net deferred income taxes	$—	$—	$—

At September 30, 2014, the Company had federal and state net operating loss carryforwards of approximately $35,456,000. The federal and state net operating loss carryforwards will expire beginning in 2021 and 2026, respectively. The amount of the state net operating loss carryforward that can be utilized each year to offset taxable income is limited by state law.

F-16

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 9 – Net Loss Per Share of Common Stock

Basic net loss per share are computed by dividing earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share reflects per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all warrants and options are used to repurchase common stock at market value. The number of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities.

The following reconciles amounts reported in the financial statements:

	Year Ended December 31, 2013	Year Ended December 31, 2012	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net loss	$(2,812,290)	$(1,391,501)	$(1,668,511)	$(333,438)

Weighted average number of shares of common stock outstanding	57,229,466	44,908,967	105,226,831	49,368,040
Dilutive potential shares of common stock	57,229,466	44,908,967	105,226,831	49,368,040

Net loss per share of common stock:
Basic	$(0.05)	$(0.03)	$(0.02)	$(0.01)
Diluted	$(0.05)	$(0.03)	$(0.02)	$(0.01)

The following securities were not included in the computation of diluted net loss per share, as their effect would have been anti-dilutive:

	Year Ended December 31, 2013	Year Ended December 31, 2012	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Series B Convertible Preferred Stock	19,021,790	—	21,672,035	22,587,860
Smith Convertible Note	19,400	37,309	—	19,400
Options and warrants to purchase common stock	17,405,317	18,728,772	10,698,719	1,468,421
Warrants to purchase Series B Convertible Preferred Stock	2,258,690	—	2,337,517	—
Senior Convertible Redeemable Notes	2,898,151	2,746,535	2,936,579	2,834,047

Total	41,603,348	21,512,616	37,644,850	26,909,728

Note 10 – Stock-Based Payments

On September 23, 2013, the Company adopted the 2013 Equity Incentive Plan (the “2013 Plan”), pursuant to which up to 25,000,000 shares of the Company’s common stock shall be available for grants of awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, or performance compensation awards to eligible employees, consultants, and directors, provided that no more than 15,000,000 shares of common stock may be granted as incentive stock options. The Board of Directors has reserved 25,000,000 shares of the Company’s common stock for issuance under the 2013 Plan. The Company granted stock appreciation rights on 96,000 shares of the Company’s common stock to eligible employees pursuant to the 2013 Plan during the nine months ended September 30, 2014. The Company granted stock appreciation rights on 15,900,000 shares of the Company’s common stock to eligible employees and consultants pursuant to the 2013 Plan during the year ended December 31, 2013.

In 2007, the Company adopted the 2007 Stock Option Plan (the “2007 Plan”), pursuant to which the Compensation Committee of the Board of Directors (the “Committee”) may award grants of options to purchase up to 15,000,000 shares of the Company’s common stock to eligible employees, directors, and consultants, subject to exercise prices and vesting requirements determined by the Committee. On September 23, 2013, the Company reduced the number of shares of the Company’s common stock that may be subject to awards under the 2007 Plan to 9,050,000. The Board of Directors has reserved 9,050,000 shares of the Company’s common stock for issuance under the 2007 Plan. The Company did not grant any options to purchase shares of the Company’s common stock pursuant to the 2007 Plan during the years ended December 31, 2013 and 2012, and the nine months ended September 30, 2014.

F-17

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 10 – Stock-Based Payments (continued)

Using the Black-Scholes option pricing model, management has determined that the stock appreciation rights granted in 2013 had no value. Accordingly, no compensation cost or other expense was recorded for the stock appreciation rights. The current value of a share of the Company’s common stock used in the Black-Scholes option pricing model was determined by an independent valuation. The value per share as determined by the valuation was $0.0118 per share as of December 31, 2013.

The assumptions used and the weighted average calculated value of the stock options are as follows at December 31, 2013:

Risk-free interest rate	1.72%
Expected dividend yield	None
Expected life of options	5 years
Expected volatility rate	50%
Weighted average fair value of options granted	$0.00

The following is an analysis of the options to purchase the Company’s common stock:

	Total Options	Weighted Average Exercise Price	Aggregate Fair Value	Weighted Average Remaining Contractual Term (In Years)
Total options outstanding at January 1, 2012	9,650,000	$0.51
Granted	—	—
Exercised	—	—
Lapsed and forfeited	(600,000)	0.40
Total options outstanding at December 31, 2012	9,050,000	$0.52	$—	5.0
Options vested and expected to vest at December 31, 2012	9,050,000	$0.52	$—	5.0
Options exercisable at December 31, 2012	9,050,000	$0.52	$—	5.0

Total options outstanding at January 1, 2013	9,050,000	$0.52
Granted	15,900,000	0.07
Exercised	—	—
Lapsed and forfeited	—	—
Total options outstanding at December 31, 2013	24,950,000	$0.23	$—	7.7
Options vested and expected to vest at December 31, 2013	13,216,666	$0.38	$—	5.8
Options exercisable at December 31, 2013	13,216,666	$0.38	$—	5.8

F-18

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 10 – Stock-Based Payments (continued)

The following is an analysis of nonvested options:

	Nonvested Options	Weighted Average Fair Value

Nonvested options at January 1, 2012	240,000	$—
Granted	—	—
Vested	(83,332)	—
Forfeited	(156,668)	—

Nonvested options at December 31, 2012	—	—
Granted	15,900,000	—
Vested	(4,166,666)	—
Forfeited	—	—

Nonvested options at December 31, 2013	11,733,334	$—

On December 1, 2012, the Company granted warrants to purchase 225,000 shares of the Company’s common stock at $0.15 per share to a contractor. The warrants expire on November 30, 2015.

On August 20, 2013, the Company granted warrants to purchase 1,790,920 and 337,172 shares of its common stock at $0.25 per share to its chief executive officer and its chief financial officer, respectively, in connection with debt conversion agreements. The warrants expire on August 20, 2018.

On September 30, 2013, the Company granted warrants to purchase 149,998 shares of the Company’s common stock at $0.25 per share to certain investors in connection with the sale of common stock. The warrants expire on September 30, 2018.

On October 22, 2013, the Company granted warrants to purchase 3,000,000 shares of the Company’s common stock at $0.50 per share to Reduct in connection with the Reduct Settlement. The warrants expire on December 31, 2015.

Using the Black-Scholes option pricing model, management has determined that the warrants to purchase the Company’s Common Stock granted to non-employees in 2013 and 2012 have no value. Accordingly, no expense was recorded upon the grants of the warrants to purchase the Company’s common stock. The current value of a share of the Company’s common stock used in the Black-Scholes option pricing model was determined by an independent appraisal.

The assumptions used and the weighted average calculated value of the stock purchase rights are as follows for the year ended December 31:

	2013	2012
Risk-free interest rate	1.72%	1.41%
Expected dividend yield	None	None
Expected life of warrants	5 years	3 years
Expected volatility rate	50%	50%
Weighted average fair value of warrants granted	$0.00	$0.00

F-19

Geospatial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2014 (unaudited), and December 31, 2013 and 2012 (audited)

Note 10 – Stock-Based Payments (continued)

The following is an analysis of the warrants to purchase the Company’s common stock.

	Total Options	Weighted Average Exercise Price	Aggregate Fair Value	Weighted Average Remaining Contractual Term (In Years)

Total warrants outstanding at January 1, 2012	12,766,272	$0.65
Granted	225,000	0.15
Exercised	—	—
Lapsed and forfeited	(7,000,000)	0.79
Total warrants outstanding at December 31, 2012	5,991,272	$0.47	$—	4.4
Warrants vested and expected to vest at December 31, 2012	5,841,272	$0.47	$—	4.4
Warrants exercisable at December 31, 2012	5,841,272	$0.47	$—	4.4

Total warrants outstanding at January 1, 2013	5,991,272	$0.47
Granted	5,278,090	0.39
Exercised	—	—
Lapsed and forfeited	(550,000)	0.48
Total warrants outstanding at December 31, 2013	10,719,362	$0.43	$—	3.5
Warrants vested and expected to vest at December 31, 2013	10,719,362	$0.43	$—	3.5
Warrants exercisable at December 31, 2013	10,719,362	$0.43	$—	3.5

The following is an analysis of nonvested warrants to purchase the Company’s common stock:

	Nonvested Warrants	Weighted Average Fair Value

Nonvested warrants at January 1, 2012	—	$—
Granted	225,000	—
Vested	(75,000)	—
Forfeited	—	—

Nonvested warrants at December 31, 2012	150,000	—
Granted	5,278,090	—
Vested	(5,428,090)	—
Forfeited	—	—

Nonvested warrants at December 31, 2013	—	$—

On August 20, 2013, the Company granted warrants to purchase 451,738 shares of its Series B Stock at $2.50 per share to certain investors in connection with the sale of Series B Stock. The warrants expire on August 20, 2018.

During 2012, the Company issued 2,000,000 shares of the Company’s common stock as payment for services. The Company recorded expense of $140,000, the fair value of the services received.

On August 14, 2014, the Company issued 165,000 shares of the Company’s common stock as payment for services. The Company recorded expense of $82,500, the fair value of the services received.

F-20

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses payable by the Company in connection with the offering of the securities being registered are as follows:

SEC Registration and Filing Fee	$5,338.28
Legal Fees and Expenses*	$30,000.00
Accounting Fees and Expenses*	$5,000.00
Financial Printing*	$5,000.00
Transfer Agent Fees*	$500.00
Miscellaneous*	$500.00
TOTAL*	$46,338.28

* Estimated

Item 14.	Indemnification of Directors and Officers.

Our amended articles of incorporation provide that none of our directors and officers shall be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of applicable law. We indemnify our directors and officers to the maximum extent permitted by Nevada law for the costs and liabilities of acting or failing to act in an official capacity. We also have insurance in the aggregate amount of $5 million for our directors and officers against all of the costs of such indemnification or against liabilities arising from acts or omissions of the insured person in cases where we may not have power to indemnify the person against such liabilities.

Item 15.	Recent Sales of Unregistered Securities.

On July 10, 2012, the Company issued 1,000,000 shares of the Company’s common stock to Troy G. Taggart, now the Company’s President, in exchange for services. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. Mr. Taggart is an accredited investor, and the Company issued the shares of common stock without any general solicitation or advertisement and with a restriction on resale.

On July 10, 2012, the Company issued 1,000,000 shares of the Company’s common stock to a contractor in exchange for services. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient is an accredited investor, and the Company issued the shares of common stock without any general solicitation or advertisement and with a restriction on resale.

On December 1, 2012, the Company issued warrants to purchase 225,000 shares of its common stock at an exercise price of $0.15 per share to a contractor in exchange for services. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient is an accredited investor, and the Company issued the warrants without any general solicitation or advertisement and with a restriction on resale.

From July 13, 2013 through August 20, 2013, the Company sold to various investors 4,517,572 shares of its Series B Convertible Preferred Stock (“Series B Stock”)and warrants to purchase 451,738 shares of Series B Stock at an exercise price of price of $2.50 per share, for a purchase price of $0.70 per share of Series B Stock purchased, or an aggregate purchase price of $3,162,311. The sales of the Series B Stock and warrants took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation D. The purchasers are accredited investors, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale.

On August 20, 2013, the Company issued to Mark A. Smith, the Company’s Chief Executive Officer and Chairman of the Board of Directors, 17,909,203 shares of the Company’s common stock, and warrants to purchase 1,790,920 shares of the Company’s common stock at an exercise price of $0.25 per share, in conversion of $1,253,644 of outstanding indebtedness of the Company owed to Mr. Smith. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation D. Mr. Smith is an accredited investor, and the Company issued the common stock and warrants without any general solicitation or advertisement and with a restriction on resale.

II-1

On August 20, 2013, the Company issued to Thomas R. Oxenreiter, the Company’s Chief Financial Officer and Director, 3,371,719 shares of the Company’s common stock, and warrants to purchase 337,172 shares of the Company’s common stock at an exercise price of $0.25 per share, in conversion of $236,020 of outstanding indebtedness owed by the Company to Mr. Oxenreiter. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation D. Mr. Oxenreiter is an accredited investor, and the Company issued the common stock and warrants without any general solicitation or advertisement and with a restriction on resale.

On September 30, 2013, the Company sold 1,500,002 shares of its common stock, and issued warrants to purchase 149,998 shares of its common stock at an exercise price of $0.25 per share, to five investors at a sales price of $0.07 per share, for an aggregate sales price of $105,000. The sales took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement, and with a restriction on resale.

On October 22, 2013, pursuant to a Mutual Release and Settlement Agreement, the Company issued 9,000,000 shares of common stock to Delta Networks, S.A. to settle contractual obligations. In addition, the Company issued warrants to purchase 3,000,000 shares of its common stock at an exercise price of $0.50 per share. The shares and warrants were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient of the warrants is an accredited investor, and we issued the shares and warrants without any general solicitation or advertisement and with a restriction on resale.

From November 27, 2013 through October 22, 2014, the Company sold 10,569,607 shares of its common stock at $0.35 per share to several investors, for an aggregate sales price of $3,699,482. The sales and issuances took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) and/or Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement, and with a restriction on resale. No commission or other remuneration was paid or given directly or indirectly for soliciting the conversion.

From October 31, 2013 through July 31, 2014, the Company issued 39,875,220 shares of common stock to certain holders of its Series B Stock upon conversion of 3,987,522 shares of Series B Stock. Such shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) and/or Section 3(a)(9) of the Securities Act and/or Regulation D. The converting holders of Series B stock are accredited investors, and the Company issued the shares without any general solicitation or advertisement, and with a restriction on resale.

From May 22, 2014 through June 25, 2014, the Company issued 106,745 shares of Series B Stock to certain investors upon exercise of warrants to purchase Series B Stock, for an aggregate sales price of $266,571. The sales and issuances took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) and/or Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement, and with a restriction on resale. No commission or other remuneration was paid or given directly or indirectly for soliciting the exercise.

On June 11, 2014, the Company issued 21,428 shares of common stock to an investor upon exercise of warrants to purchase common stock, for a sales price of $5,332. The sale and issuance took place in a private placement transaction pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) and/or Regulation D. The purchaser is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement, and with a restriction on resale. No commission or other remuneration was paid or given directly or indirectly for soliciting the exercise.

During 2012, the Company issued 45,000 shares of common stock to settle contractual obligations. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipients of the shares are accredited investors, and the Company issued the shares without any general solicitation or advertisement, and with a restriction on resale.

During 2013, the Company issued 996,120 shares of common stock to settle contractual obligations. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipients are accredited investors, and the Company issued the shares without any general solicitation or advertisement, and with a restriction on resale.

During 2014, the Company issued 265,000 shares of common stock to an investor for services and to settle contractual obligations. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient is an accredited investor, and the Company issued the shares without any general solicitation or advertisement, and with a restriction on resale.

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On January 16, 2015, the Company issued to a lender a Senior Secured Promissory Note in the principal amount of $500,000, which is convertible into shares of common stock upon certain conditions if not repaid at maturity, and warrants to purchase 1,500,000 shares of its common stock at an exercise price of $0.25 per share. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient is an accredited investor, and the Company issued the Note and the warrants without any general solicitation or advertisement and with a restriction on resale.

On January 16, 2015, the Company issued warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.25 per share to a consultant. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient is an accredited investor, and the Company issued the warrants without any general solicitation or advertisement and with a restriction on resale.

On January 16, 2015, the Company issued warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.25 per share to a consultant. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient is an accredited investor, and the Company issued the warrants without any general solicitation or advertisement and with a restriction on resale.

On February 16, 2015, the Company issued warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.25 per share to a consultant. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The recipient is an accredited investor, and the Company issued the warrants without any general solicitation or advertisement and with a restriction on resale.

On February 24, 2015, the Company sold 120,000 shares of its common stock at $0.25 per share to an investor for a sales price of $30,000. The sale and issuance took place in a private placement transaction pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) and/or Regulation D. The purchaser is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement, and with a restriction on resale. No commission or other remuneration was paid or given directly or indirectly for soliciting the conversion.

On February 26, 2015, the Company issued 6,150,587 shares of its common stock to the holder of the Company’s Senior Secured Redeemable Note upon the conversion of the principal amount of, and accrued interest on, such Note aggregating $1,569,030. The issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) and/or Regulation D. The recipient is an accredited investor, and the Company issued the shares of common stock without any general solicitation or advertisement and with a restriction on resale.

The recipients of the securities in each of these transaction described above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit	Document

3.1	Amended Articles of Incorporation of Geospatial Corporation #

3.2	Bylaws of Geospatial Corporation #

4.1	Certificate of Designations of the Series B Convertible Preferred Stock of Geospatial Holdings, Inc. dated as of August 20, 2013 #

4.2	Common Stock Specimen Certificate #

4.3	Series B Convertible Preferred Stock Specimen Certificate #

5.1	Opinion of Woodburn and Wedge, Attorneys and Counselors at Law, Reno, Nevada.*

10.1	Lease Agreement dated May 1, 2006 between Mark A. Smith and Geospatial Mapping Systems, Inc. #

10.2	Geospatial Holdings, Inc. 2013 Equity Incentive Plan #

10.3	Geospatial Mapping Systems, Inc. 2007 Stock Option Plan #

10.4	Employment Agreement dated December 1, 2007 between Mark A. Smith and Geospatial Mapping Systems, Inc. #

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Exhibit	Document

10.5	Nonqualified Stock Option Agreement between Geospatial Mapping Systems, Inc. and Mark A. Smith dated effective December 1, 2007 #

10.6	Agreement Not to Compete between Mark A. Smith and Geospatial Mapping Systems, Inc. dated effective December 1, 2007 #

10.7	Conversion Agreement dated August 20, 2013 by and among Geospatial Holdings, Inc., Geospatial Mapping Systems, Inc. and Mark A. Smith #

10.8	Employment Agreement dated October 18, 2013 by and between Geospatial Corporation and Mark A. Smith #

10.9	Stock Appreciation Rights Agreement dated October 18, 2013 between Geospatial Corporation and Mark A. Smith #

10.10	Stock Appreciation Rights Agreement dated October 18, 2013 between Geospatial Corporation and Troy Taggart #

10.11	Nonqualified Stock Option Agreement between Geospatial Mapping Systems, Inc. and Thomas R. Oxenreiter dated effective March 13, 2008 #

10.12	Agreement Not to Compete between Thomas R. Oxenreiter and Geospatial Mapping Systems, Inc. dated effective March 13, 2008 #

10.13	Conversion Agreement dated August 20, 2013 by and among Geospatial Holdings, Inc., Geospatial Mapping Systems, Inc. and Thomas R. Oxenreiter #

10.14	Employment Agreement dated October 18, 2013 by and between Geospatial Corporation and Thomas R. Oxenreiter #

10.15	Stock Appreciation Rights Agreement dated October 18, 2013 between Geospatial Corporation and Thomas R. Oxenreiter #

10.16	Mutual Termination and Release Agreement dated February 28, 2013 by and among Geospatial Holdings, Inc., Timothy F. Sutherland, Thomas J. Ridge, Pace Global Energy Services, LLC, Pace Financial Services, LLC and Ridge Global, LLC #

10.17	Mutual Release and Settlement Agreement dated May 10, 2013 by and among Geospatial Holdings, Inc., Geospatial Mapping Systems, Inc., Reduct N.V., and Delta Networks, S.A. #

10.18	Geospatial Holdings, Inc. Promissory Note dated November 21, 2012 in favor of Matthew F. Bensen #

10.19	Settlement Agreement dated May 25, 2012 among Joseph Timothy Nippes, Daniel A. Bradley, Christina Sherwood, Joseph A. Lane, Ronald Peterson, Timothy Story, Linda Ward, Geospatial Mapping Systems, Inc., Geospatial Holdings, Inc., Mark A. Smith, Thomas R. Oxenreiter, Timothy F. Sutherland and Thomas Ridge #

10.20	Settlement Agreement dated June 22, 2014 by and among Brad Brooks, et al., Geospatial Corporation, Mark A. Smith, and Thomas R. Oxenreiter

10.21	Asset Purchase Agreement dated as of September 17, 2014 among Geospatial Corporation, Select Analytics LLC, and Edward R. Camp, Jr.

10.22	Employment and Noncompetition Agreement dated September 17, 2014 between Geospatial Corporation and Edward R. Camp, Jr.

10.23	Note and Warrant Purchase Agreement dated as of January 16, 2015 by and between Geospatial Corporation and Horberg Enterprises LP.

21.1	List of Subsidiaries of the Registrant #

23.1	Consent of Goff Backa Alfera and Company, LLC.

23.3	Consent of Woodburn and Wedge, Attorneys and Counselors at Law, Reno, Nevada (contained in Exhibit 5.1).

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Exhibit	Document
# Previously filed
* To be filed upon amendment

Item 17.	Undertakings.

The registrant undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Buffalo, Commonwealth of Pennsylvania on March 9, 2015.

Geospatial Corporation

By:	/s/ MARK A. SMITH
Name:	Mark A. Smith
Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates indicated:

Signature	Title	Date

/s/ MARK A. SMITH	President and Chief Executive Officer and Director (principal executive officer)	March 9, 2015
Mark A. Smith

/s/ THOMAS R. OXENREITER	Chief Financial Officer and Director (principal financial and accounting officer)	March 9, 2015
Thomas R. Oxenreiter

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